Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-212649

6,985,000 Shares

Common Stock

This prospectus relates solely to the offer and sale from time to time of up to an aggregate of 6,985,000 shares of our common stock by the selling stockholders identified in this prospectus or a supplement hereto. These shares consist of shares of our common stock that we issued to the selling stockholders pursuant to private placements of our common stock and shares of our common stock issuable upon the exercise of warrants to purchase our common stock.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is listed on the OTC Markets Group’s OTCQB market under the symbol “RSSS.” On September 20, 2016, the last reported sale price of our common stock on OTCQB was $1.04.

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our common stock. See “Where You Can Find More Information” below.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 19, 2016

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. Unless otherwise indicated, (i) the terms “Research Solutions,” “we,” “us” and “our” refer to Research Solutions, Inc., a Nevada corporation, and our two wholly-owned subsidiaries Reprints Desk, Inc., a Delaware corporation (“Reprints Desk”), and Reprints Desk Latin America S. de R.L. de C.V, an entity organized under the laws of Mexico (“Reprints Desk Latin America”), and (ii) the term “common stock” refers to the common stock, par value $0.001 per share, of Research Solutions, Inc., a Nevada corporation. The financial information included herein is presented in United States dollars (“US Dollars”), the functional currency of our company. Although the majority of our revenue and costs are in US Dollars, the revenues and costs of Techniques Appliquées aux Arts Graphiques, S.p.A., our former subsidiary (“TAAG”), are in Euros, and the costs of Reprints Desk Latin America are in Mexican pesos.

Business Overview

We provide a cloud based software-as-a-service (“SaaS”) research intelligence platform that allows on-demand access to scientific, technical, and medical (“STM”) information for life science companies, academic institutions, and other research-intensive organizations. We provide three service offerings to our customers: Article Galaxy SaaS Platforms, Article Galaxy Transactions, and Reprints and ePrints.

Article Galaxy SaaS Platforms

Article Galaxy is our cloud-based SaaS solution (“Article Galaxy”), which consists of proprietary software and Internet-based interfaces that allow customers to initiate orders, manage transactions, obtain reporting, automate authentication, improve seamless connectivity to corporate intranets, and enhance the information resources they already own, or have access to via subscriptions or internal libraries, as well as organize workgroups to collaborate around scientific and technical information.

As a cloud-based SaaS solution, Article Galaxy is deployed as a single system across our entire customer base. Customers access Article Galaxy securely through online web interfaces and via web service APIs, which enable customers to leverage Article Galaxy features and functionality from within proprietary and other 3rd party software systems. Article Galaxy can also be configured to satisfy a customer’s individual preferences in areas such as user experience, business processes, and spend management. As a SaaS solution, Article Galaxy benefits from efficiencies in scalability, stability and development costs, resulting in significant advantages versus multiple instance or installed desktop software alternatives. We leverage these technical efficiencies to fuel rapid innovation and competitive advantage. We are continually improving the functionality of the platform to further differentiate it from potential competition.

Article Galaxy Transactions

Article Galaxy provides our customers with a single source to the universe of published STM content without the limitations of a fixed catalog, and includes over seventy million existing STM articles and over one million newly published STM articles each year. Article Galaxy allows customers to find and download in digital format STM articles that are critical to their research. In addition, Article Galaxy facilitates customers’ compliance with applicable copyright laws.

Researchers and regulatory personnel in life science and other research-intensive organizations generally require single copies of published STM journal articles for use in their research activities. They place orders with us for the articles they need and we source and electronically deliver the requested content to them generally in under an hour. This service is known in the industry as single article delivery or document delivery. We also obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. We have arrangements with numerous content publishers that allow us to distribute their content. The majority of these publishers provide us with electronic access to their content, which allows us to electronically deliver single articles to our customers often in a matter of minutes. Even though single article delivery services are charged on a transactional basis, customer order volume tends to be consistent from month to month in part due to consistent orders of larger customers that require the implementation of our services into their work flow, subject to fluctuations due to the addition or loss of customers.

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Reprints and ePrints

Marketing departments in life science and other research-intensive organizations generally require large quantities of printed copies of published STM journal articles called Medical Reprints or “Reprints” that are distributed to physicians and at conferences. We obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. The majority of content publishers print their content in-house and prohibit others from printing their content; however, when not prohibited by the content publisher, we use third parties to print Reprint orders. Electronic copies, called “ePrints”, are also used for distribution through the Internet and other electronic mechanisms. We have developed proprietary ePrint software that increases the efficiency of our customers’ content purchases by transitioning from paper Reprints to electronic ePrints, and by improving compliance with applicable copyright laws and promotional regulations within the life science industry. Reprints and ePrints are charged on a transactional basis and order volume typically fluctuates from month to month based on customer marketing budgets and the existence of STM journal articles that fit customer requirements.

Competitive Strengths

Services and Technology

We have developed proprietary software, a sophisticated information logistics technology backbone, and Internet-based interfaces that allow customers to initiate orders for accessing full-text research papers 24/7, manage these transactions, obtain reporting, automate authentication, improve seamless connectivity to corporate intranets, and maximize the information resources they already own, or have access to via subscriptions or internal libraries, as well as organize workgroups to collaborate around STM information. Our systems integrate into our customers’ corporate intranets and workflows through the Internet, web services and other integration mechanisms. Our services alleviate the need for our customers to develop internal systems or contact multiple content publishers in order to obtain the content that is critical to their research.

Our services are highly configurable to meet customers’ needs and provide a personalized yet turnkey solution that covers the full spectrum of customer requirements; from identifying and locating articles, to facilitating copyright compliance, maximizing information resources already owned, monitoring, tracking usage, and automating end-user authentication. We continually enhance the performance of our existing proprietary software and systems and develop and implement new technologies that expand the available methods of discovering, obtaining and managing content. Although we are developing Article Galaxy into a next generation research intelligence SaaS platform, our legacy technology functionality and single article delivery services will be one of many integrated offerings within the new SaaS platform.

Experienced Management Team

Our management team has well over 100 years of experience satisfying customers across the information services and STM publishing and technology industries. Further, our CEO Peter Derycz has been an innovator in the space for more than 20 years.

Customer Loyalty

The majority of our revenue comes from our loyal base of repeat customers, indicative of our focus on customer satisfaction and quality. The most recent buyer survey performed by Outsell, an industry research and advisory firm, ranked Reprints Desk first overall and in every category: in customer satisfaction (depth and breadth of coverage, fair pricing, and ease of doing business) and loyalty (intention to renew or continue service, and willingness to recommend the service to others).

Industry Presence and Established Relationships

We have a well-established presence and a network of contacts with our customers, STM publishing partners, and others in the information services space. We have existing arrangements with numerous content publishers that allow us to distribute their content.

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Promotion

We employ a segment-focus marketing approach to challenge existing competition. In pursuit of growth, we invest in vertical integration and channel relationships to increase the value we provide to customers, extend our promotional reach, and decrease customer acquisition costs. We anticipate growth coming from cross-selling into our existing customer base, penetrating new market verticals, and generating market demand and preference from both existing and new customers. While we place emphasis on the life science market, with a focus on pharmaceutical, biotechnology and medical device customers, we are also penetrating the following new markets: legal, academic, aerospace, automotive, semiconductor, electronics, chemicals and food and agriculture.

Growth Strategy

Organic Growth

We seek to grow our customer base through targeted direct and channel promotions of the most current version of the Article Galaxy platform to potential customers. This strategy for sales and marketing is supported by innovative technological systems, competitive pricing and high quality service. We are also positioning our sales force to be able to better serve small and medium sized businesses that we consider to be largely underserved today.

We also submit proposals to potential customers in response to requests for proposals, or “Request for Proposals” (RFPs). We are continually improving our operations and technology to ensure that they are capable of delivering proposed solutions and supporting future growth.

Acquisitions and Combinations

From time to time, and as opportunities arise, we may explore strategic acquisitions and combinations, including the acquisition of customer lists, that bring revenue, profitability, growth potential and additional technology, products, services, operations and/or geographic capabilities to our company.

International Expansion

We have expanded internationally through increased sales to companies located abroad, particularly in Europe and Japan. From time to time, and as opportunities arise, we may further expand internationally through partnerships or acquisitions.

Publisher Agreements

We have arrangements with all of the major STM content publishers and most of the smaller STM publishers that allow us to distribute their content, and we regularly advance new business opportunities such as rentals through amendments to existing agreements. In addition, we regularly contact publishers to negotiate additional publisher agreements. A typical publisher agreement would allow us to distribute the publisher’s content according to a negotiated price list, thereby eliminating the need to contact the publisher and obtain the rights for each individual order. The majority of these publishers provide us with electronic access to their content, which allows us to further expedite the delivery of single articles to our customers. In addition, we rely on a small number of content publishers for the majority of our content costs.

Organization

Research Solutions, Inc. was incorporated in the State of Nevada on November 2, 2006.  On March 4, 2013, we consummated a merger with DYSC Subsidiary Corporation, our wholly-owned subsidiary, pursuant to which we, in connection with such merger, amended our Articles of Incorporation to change our name to Research Solutions, Inc. (formerly Derycz Scientific, Inc.). Our principal executive offices are located at 5435 Balboa Boulevard, Suite 202, Encino, CA 91316. Our telephone number is (310) 477-0354. We maintain a website at www.researchsolutions.com. The information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

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Risks Related to Our Business

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. Some of these risks include:

•	we have a history of operating losses and we may not be able to maintain profitability;

•	the loss of our largest customers and/or suppliers would significantly reduce our revenues and adversely affect or results of operations;

•	our exposure to credit risk on our accounts receivable and prepayments to suppliers is heightened during periods when economic conditions worsen;

•	negative perceptions or publicity about our key services could have a material adverse effect on our business and financial results;

•	the failure of our technology infrastructure could materially harm our business;

•	we may be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies;

•	our industry is subject to intense competition and rapid technological change, which may result in products or new solutions that are superior to our products under development or other future products we may bring to market from time to time and if we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our products may become less useful or obsolete and our operating results will suffer;

•	free or relatively inexpensive information sources may reduce demand for our products and services;

•	we may not be able to operate and grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future;

•	a disruption, failure or security compromise of the proprietary software systems, websites and online networks on which we rely would disrupt our business, damage our reputation and adversely affect our revenues and profitability;

•	our failure to comply with the covenants in our loan agreement could result in an event of default that could adversely affect our financial condition and ability to operate our business as planned;

•	government regulations related to the Internet could increase our costs of doing business, affect our ability to grow or otherwise negatively affect our business;

•	our growth strategy may require significant additional resources, which may not be available to us on acceptable terms;

•	acquisitions, joint ventures and similar strategic relationships may disrupt or otherwise have a material adverse effect on our business; and

•	unfavorable general economic conditions in the United States, Europe or in other major markets could negatively impact our financial performance.

For further discussion of these and other risks you should consider before making an investment in our common stock, see the section titled “Risk Factors” immediately following this prospectus summary.

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THE OFFERING

Common stock offered	6,985,000 shares by the selling stockholders.

Common stock outstanding before this offering	23,887,723 shares.

Common stock outstanding after this offering	23,887,723 shares.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. See Use of Proceeds on page 16.

Risk Factors	See “Risk Factors” beginning on page 7 and other information included in this prospectus for a discussion of some of the factors you should consider before deciding to purchase shares of our common stock.

OTCQB Market Symbol	RSSS

The number of shares of our common stock outstanding after this offering is based on 23,887,723 shares of our common stock outstanding as of September 20, 2016, and excludes:

•	2,723,193 shares of our common stock issuable upon exercise of outstanding options with a weighted-average exercise price of $1.16 per share;

•	1,985,000 shares of our common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $1.25 per share; and

•	734,148 shares of our common stock reserved for future grants pursuant to our 2007 Equity Compensation Plan, as amended.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data. You should read this summary consolidated financial data together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes that are included elsewhere in this prospectus.

The consolidated statement of operations data for the years ended June 30, 2016 and 2015, and the consolidated balance sheet data as of June 30, 2016, are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period.

	Years Ended June 30,
	2016	2015
Consolidated Statement of Operations Data:
Revenue	$34,363,945	$31,900,143
Cost of revenue	27,863,280	25,723,942
Gross profit	6,500,665	6,176,201
Total operating expenses	6,921,368	6,670,653
Loss from continuing operations	(497,858)	(542,185)
Income from discontinued operations	-	1,316,404
Net income (loss)	$(497,858)	$774,219
Net income (loss) per share:
Basic	$(0.03)	$0.04
Diluted	$(0.03)	$0.04
Weighted average shares outstanding:
Basic	17,769,827	17,445,812
Diluted	17,769,827	17,962,157

June 30, 2016
Consolidated Balance Sheet Data:
Total current assets	$12,177,010
Total assets	12,371,659
Total current liabilities	6,330,602
Total stockholders’ equity	6,041,057

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. The following summarizes material risks that investors should carefully consider before deciding to buy or maintain an investment in our common stock. Any of the following risks, if they actually occur, would likely harm our business, financial condition and results of operations. As a result, the trading price of our common stock could decline, and investors could lose the money they paid to buy our common stock.

Risks Related to Our Business and Our Industry

We have incurred significant losses, and may be unable to maintain profitability. If we continue to incur losses, we may have to curtail our operations, which may prevent us from successfully operating and expanding our business.

Historically, we have relied upon cash from financing activities to fund substantially all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. For the fiscal years ended June 30, 2016 and 2015, we incurred a net loss of $497,858 and earned a net income of $774,219, respectively. As of June 30, 2016, we had an accumulated deficit of $15,582,295. We cannot predict if we will be profitable. We may continue to incur losses for an indeterminate period of time and may be unable to sustain profitability. An extended period of losses and negative cash flow may prevent us from successfully operating and expanding our business. We may be unable to sustain or increase our profitability on a quarterly or annual basis.

The loss of our largest customers would significantly reduce our revenue and adversely affect our results of operations.

There were no customers that accounted for greater than 10% of our revenue for the years ended June 30, 2016 and 2015. The loss of our largest customers would significantly reduce our revenue, which would have a material adverse effect on our results of operations. We can provide no assurance that these customers will continue to place orders in the future.

The loss of our largest suppliers of content would significantly reduce our revenue and adversely affect our results of operations.

Approximately 37% and 38% of our content cost for the years ended June 30, 2016 and 2015, respectively, was derived from our three largest suppliers of content. Loss of any or all of these suppliers of content would significantly reduce the attractiveness of our services and our revenue, which would have a material adverse effect on our results of operations. We can provide no assurance that these suppliers of content will continue to supply us with content in the future. Moreover, our arrangements with content providers are non-exclusive. As a result, our content providers can provide the same content to our competitors.

We are exposed to credit risk on our accounts receivable and prepayments to suppliers of content. This risk is heightened during periods when economic conditions worsen.

There were no customers that accounted for greater than 10% of our accounts receivable as of June 30, 2016. Approximately 13% of our accounts receivable as of June 30, 2015 was receivable from our largest customer. In addition, we have made prepayments to suppliers of content. While we have procedures to monitor and limit exposure to credit risk on our trade receivables as well as long-term prepayments, there can be no assurance such procedures will effectively limit our credit risk and avoid losses, which could have a material adverse effect on our results of operations.

Our services, technology and industry relationships are key assets and competitive advantages of our company and our business may be affected by how we are perceived in the marketplace.

Our services, technology and industry relationships are key assets that enable us to effectively compete in our industry. Our ability to attract and retain customers is highly dependent upon external perceptions of the quality, efficacy, responsiveness and ease-of-use of our services and business practices, and overall financial condition. Negative perceptions or publicity regarding these matters could damage our reputation with customers and the public, which could make it difficult for us to attract and maintain customers. Adverse developments with respect to our industry may also, by association, negatively impact our reputation. Negative perceptions or publicity could have a material adverse effect on our business and financial results.

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Our business performance is dependent upon the effectiveness of our technology investments, the failure of which could materially impact our business and financial results.

We have and will continue to undertake significant investments in our technology infrastructure to continually strengthen our position in research and marketing solutions and improve our existing technology platform. We may fail to effectively invest such amounts, or we may invest significant amounts in technologies that do not ultimately assist us in achieving our strategic goals. We may also fail to maintain our technology infrastructure in a manner that allows us to readily meet our customers’ needs. If we experience any of these or similar failures related to our technology investments, we will not achieve our expected revenue growth, or desired cost savings, and we could experience a significant competitive disadvantage in the marketplace, which could have a material adverse effect on our business and financial results.

In addition, the failure to continue to invest in our business could result in a material adverse effect on our future financial results. Such investments may include: executing on, and mitigating risks associated with, new product offerings and entrance into new geographic markets; and ensuring continued compatibility of our new platforms and technologies with our customers’ networks and systems.

We may be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Third parties, including our content providers, may assert claims of infringement of intellectual property rights against us or our customers for which we may be liable or have an indemnification obligation. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from our business. Although third parties may offer a license to their content, the terms of any offered license may not be acceptable and the failure to obtain a license or the costs associated with any license could cause our business, results of operations or financial condition to be materially and adversely affected. In addition, our licenses are generally non-exclusive, and therefore our competitors may have access to the same content licensed to us. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from providing certain content or that requires us to pay substantial damages, including treble damages if we are found to have willfully infringed the claimant’s copyrights, royalties or other fees. Any of these events could seriously harm our business, operating results and financial condition.

Our industry is subject to intense competition and rapid technological change, which may result in products or new solutions that are superior to our products or solutions under development. If we are unable to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands, our products or solutions may become less useful or obsolete and our operating results will suffer.

The industry in which we operate in general is subject to intense and increasing competition and rapidly evolving technologies. Because our products are expected to have long development cycles, we must anticipate changes in the marketplace and the direction of technological innovation and customer demands. To compete successfully, we will need to demonstrate the advantages of our products and solutions.

Our future success will depend in large part on our ability to establish and maintain a competitive position in current and future technologies. Rapid technological development may render our products under development, or any future solutions we may have, and related technologies obsolete. Many of our competitors have or may have greater corporate, financial, operational, sales and marketing resources, and more experience in research and development than we have. We cannot assure you that our competitors will not succeed in developing or marketing technologies or products that are more effective or commercially attractive than our products or that would render our solutions and related technologies obsolete. We may not have or be able to raise or develop the financial resources, technical expertise, or support capabilities to compete successfully in the future. Our success will depend in large part on our ability to maintain a competitive position with our products and solutions.

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Increased accessibility of free or relatively inexpensive information sources may reduce demand for our products and services.

In recent years, more public sources of free or relatively inexpensive information have become available, particularly through the Internet, and this trend is expected to continue. For example, some governmental and regulatory agencies have increased the amount of information they make publicly available at no cost. Public sources of free or relatively inexpensive information may reduce demand for our products and services. Our financial results may be adversely affected if our customers choose to use these public sources as a substitute for our products or services.

We depend on the services of Peter Victor Derycz and other key personnel, and may not be able to operate and grow our business effectively if we lose their services or are unable to attract qualified personnel in the future.

Our success depends in part upon the continued service of Peter Victor Derycz, who is our President and Chief Executive Officer. Mr. Derycz is critical to the overall management of our company as well as to the development of our technologies, our culture and our strategic direction and is instrumental in developing and maintaining close ties with our customer base. We also rely heavily on our senior management team because they have substantial experience with our diverse service offerings and business strategies. In addition, we rely on our senior management team to identify internal expansion and external growth opportunities. Our ability to retain senior management and other key personnel is therefore very important to our future success. We have employment agreements with our senior management, but these employment agreements do not ensure that they will not voluntarily terminate their employment with us. In addition, our key personnel are subject to non-solicitation and confidential information restrictions. We do not have key man insurance for any of our current management or other key personnel. The loss of any key personnel would require the remaining key personnel to divert immediate attention to seeking a replacement. Competition for senior management personnel is intense, and fit is important to us. Our inability to find a suitable replacement for any departing executive officer or key employee on a timely basis could adversely affect our ability to operate and grow our business.

We rely on our proprietary software systems, and our websites and online networks, and a disruption, failure or security compromise of these systems would disrupt our business, damage our reputation and adversely affect our revenue and profitability.

Our proprietary software systems are critical to our business because they enable the efficient and timely service of a large number of customer orders. Similarly, we rely on our websites, online networks, and email systems to obtain content and deliver customer orders, and provide timely, relevant and dependable business information to our customers. Therefore, network or system shutdowns caused by events such as computer hacking, sabotage, dissemination of computer viruses, worms and other destructive or disruptive software, denial of service attacks and other malicious activity, as well as loss of service from third parties, power outages, natural disasters and similar events, could affect our ability to store, handle and deliver data and services to our customers. Any such interruption of our operations could negatively impact customer satisfaction and revenue.

Breaches of our data security systems or unintended disclosure of our customer data could result in large expenditures to repair or replace such systems, to remedy any security breaches and to protect us from similar events in the future.

In addition to shutdowns, our systems are subject to risks caused by misappropriation, misuse, leakage, falsification and accidental release or loss of information, including sensitive data maintained in our proprietary software systems and credit card information of our customers. As a result of the increasing awareness concerning the importance of safeguarding information, ongoing attempts to hack and misuse companies’ information, and legislation that continues to be adopted regarding the protection and security of information, information-related costs and risks are increasing.

Disruptions or security compromises of our systems could result in large expenditures to repair or replace such systems, to remedy any security breaches and protect us from similar events in the future. We also could be exposed to negligence claims or other legal proceedings brought by our customers or their clients, and we could incur significant legal expenses and our management’s attention may be diverted from our operations in defending ourselves against and resolving lawsuits or claims. In addition, if we were to suffer damage to our reputation as a result of any system failure or security compromise, our revenue and profitability could be adversely affected.

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Our failure to comply with the covenants contained in our loan agreement could result in an event of default that could adversely affect our financial condition and ability to operate our business as planned.

We currently have a line of credit with Silicon Valley Bank, maturing on October 31, 2017, under which there were no outstanding borrowings as of June 30, 2016. Our loan agreement contains, and any agreements to refinance our debt likely will contain, financial and restrictive covenants. While we were in compliance with these covenants as of June 30, 2016, we failed to comply with the tangible net worth covenant in December 2011 and July 2013. On both occasions the parties agreed to amend and reset the minimum tangible net worth required under the covenant. Our failure to comply with these covenants in the future may result in an event of default, which if not cured or waived, could result in the bank preventing us from accessing availability under our line of credit and requiring us to repay any outstanding borrowings. There can be no assurance that we will be able to obtain waivers of future covenant violations or that such waivers will be available on commercially acceptable terms.

In addition, the indebtedness under our loan agreement is secured by a security interest in substantially all of our tangible and intangible assets, and therefore, if we are unable to repay such indebtedness the bank could foreclose on these assets and sell the pledged equity interests, which would adversely affect our ability to operate our business. If any of these were to occur, we may not be able to continue operations as planned, implement our planned growth strategy or react to opportunities for or downturns in our business.

Government regulations related to the Internet could increase our cost of doing business, affect our ability to grow or may otherwise negatively affect our business.

Governmental agencies and federal and state legislatures have adopted, and may continue to adopt, new laws and regulatory practices in response to the increasing use of the Internet and other online services. These new laws may be related to issues such as online privacy, copyrights, trademarks and service mark, sales taxes, fair business practices, domain name ownership and the requirement that our operating units register to do business as foreign entities or otherwise be licensed to do business in jurisdictions where they have no physical location or other presence. In addition, these new laws, regulations or interpretations relating to doing business through the Internet could increase our costs materially and adversely affect our revenue and results of operations.

We may be adversely affected by changes in legislation and regulation.

Laws relating to communications, data protection, e-commerce, direct marketing and digital advertising and the use of public records have become more prevalent in recent years. Existing and proposed legislation and regulations, including changes in the manner in which such legislation and regulations are interpreted by courts in the United States, Europe and other jurisdictions, may impose limits on our collection and use of certain kinds of information and our ability to communicate such information effectively to our customers. It is difficult to predict in what form laws and regulations will be adopted or how they will be construed by the relevant courts, or the extent to which nay changes might adversely affect us.

Our growth strategy may require significant additional resources, and such additional resources might not be available on terms acceptable to us, if at all, which may in turn hamper our growth and adversely affect our business.

Our growth strategy will require us to significantly expand the capabilities of our administrative and operational resources. We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new technology, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to undertake equity, equity-linked or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and respond to business challenges could be significantly impaired, and our business may be adversely affected. In addition, our failure to successfully manage our growth could result in our sales not increasing commensurately with our capital investments. If we are unable to successfully manage our growth, we may be unable to achieve our goals.

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Acquisitions, joint ventures or similar strategic relationships may disrupt or otherwise have a material adverse effect on our business and financial results.

As part of our strategy, we may explore strategic acquisitions and combinations, including the acquisition of customer lists, or enter into joint ventures or similar strategic relationships. These transactions are subject to the following risks:

•	Acquisitions, joint ventures or similar relationships may cause a disruption in our ongoing business, distract our management and make it difficult to maintain our standards, controls and procedures;

•	We may not be able to integrate successfully the services, content, products and personnel of any such transaction into our operations;

•	We may not derive the revenue improvements, cost savings and other intended benefits of any such transaction; and

•	There may be risks, exposures and liabilities of acquired entities or other third parties with whom we undertake a transaction, that may arise from such third parties’ activities prior to undertaking a transaction with us.

Our prior acquisitions have resulted in significant impairment charges and have operated at losses. Our acquisition of Pools Press, Inc. (“Pools”) in 2010 resulted in an impairment loss of $223,385 during the year ended June 30, 2012 and operations were discontinued in June 2013.

Our acquisition of TAAG in 2011 resulted in an impairment loss of $1,602,638 during the year ended June 30, 2012 and TAAG has incurred significant net losses since the acquisition.

On August 18, 2014, our board of directors authorized the immediate disposal of our former subsidiary TAAG at a reasonable price in relation to its current fair value, and in the event such sale was not consummated by September 10, 2014, that management proceed with an insolvency filing by TAAG under French law.  On September 15, 2014, the French Tribunal de Commerce appointed an Administrator for TAAG following a declaration of insolvency by our legal representative, and on October 6, 2014 TAAG entered into a judicial liquidation procedure. As a result, effective September 15, 2014, we relinquished control of TAAG to the Tribunal and TAAG ceased to be our subsidiary and was deconsolidated from our financial statements.  In accordance with consolidation guidance we derecognized the assets, liabilities and other comprehensive income of TAAG with a resulting non-cash gain on deconsolidation of $1,711,748 recorded on the consolidated statements of operations for the year ended June 30, 2015.  In addition, comparative information for prior periods have been restated to segregate the assets, liabilities, revenue, expenses, and cash flows related to TAAG as discontinued operations. We have determined based on discussions with French counsel that it is remote that we will be liable for the unsatisfied liabilities of TAAG as a result of the insolvency process in France, and as a result, we have eliminated any respective liability as of June 30, 2015.

We can provide no assurance that future acquisitions, joint ventures or strategic relationships will be accretive to our business overall or will result in profitable operations.

We are subject to risks related to our foreign operations which could adversely affect our operations and financial performance.

We have an operational and administrative support organization in Mexico, and sell our services worldwide. Foreign operations are subject to various risks which could have a material adverse effect on those operations or our business as a whole, including: exposure to local economic conditions; exposure to local political conditions; currency exchange rate fluctuations; reliance of local management; and additional potential costs of complying with rules and regulations of foreign jurisdictions. Any adverse consequence resulting from the materialization of the foregoing risks would adversely affect our financial performance and results of operations.

Unfavorable general economic conditions in the United States, Europe, or in other major markets could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown in the United States, Europe, Japan, or in one or more of our other major markets, could negatively affect demand for our services and our results of operations. Under difficult economic conditions, businesses may seek to reduce spending on our services, or shift away from our services to in-house alternatives.

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Risks Relating to Ownership of Our Common Stock

We cannot predict the extent to which an active public trading market for our common stock will develop or be sustained. If an active public trading market does not develop or cannot be sustained, you may be unable to liquidate your investment in our common stock.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that an active public trading market for our common stock will develop or be sustained. If such a market cannot be sustained, you may be unable to liquidate your investment in our common stock.

Our common stock may be subject to significant price volatility which may have an adverse effect on your ability to liquidate your investment in our common stock.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, our common shares may be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of meaningful profits to date and uncertainty of future profits. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on your investment may be limited to increases in the market price of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our Loan and Security Agreement with Silicon Valley Bank prohibits us from paying cash dividends. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment might only occur if the market price of our common stock appreciates.

Voting power of a significant percentage of our common stock is held by our president and chief executive officer, and his brother-in-law, who together are able to exert significant influence over the outcome of matters to be voted on by our stockholders.

As of September 20, 2016, Peter Victor Derycz, our President and Chief Executive Officer, had voting power equal to approximately 15.5% of votes eligible to be cast at a meeting of our stockholders. Paul Kessler, the brother-in-law of Mr. Derycz, exercises investment and voting control over the shares held by Bristol Investment Fund, Ltd., and had, as of September 20, 2016, voting power equal to approximately 20.2% of votes eligible to be cast at a meeting of our stockholders. As a result of their significant ownership interests, Mr. Derycz and Mr. Kessler together currently have the ability to exert significant influence over the election of directors, and other matters submitted to a vote of all of our stockholders. They may also have interests that differ from yours and may vote in a manner that is adverse to your interests. This concentration of ownership may have the effect of deterring, delaying or preventing a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

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The exercise of outstanding options and warrants to purchase our common stock could substantially dilute your investment.

Under the terms of our outstanding options and warrants to purchase our common stock issued to employees and others, the holders are given an opportunity to profit from a rise in the market price of our common stock that, upon the exercise of the options and/or warrants, could result in dilution in the interests of our other stockholders.

The market price of our common stock and the value of your investment could substantially decline if our warrants or options are exercised and our common stock is issued and resold into the market, or if a perception exists that a substantial number of shares will be issued upon exercise of our warrants and option and then resold into the market.

If the exercise prices of our warrants or options are lower than the price at which you made your investment, immediate dilution of the value of your investment will occur. In addition, sales of a substantial number of shares of common stock issued upon exercise of our warrants and options, or even the perception that such sales could occur, could adversely affect the market price of our common stock. You could, therefore, experience a substantial decline in the value of your investment as a result of both the actual and potential exercise of our warrants or options.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our common stock may be reduced.

Our common stock is currently quoted on the OTC Markets Group’s OTCQB market under the symbol “RSSS.” As of September 20, 2016, the last reported sale price of our common stock on the OTCQB was $1.04. As a result, our common stock constitutes a “Penny Stock.” Broker-dealer practices in connection with transactions in Penny Stocks are regulated by rules adopted by the Securities and Exchange Commission, or SEC. Penny Stocks are generally equity securities with a price per share of less than $5.00 (other than securities registered on certain national exchanges). The Penny Stock rules require a broker-dealer, prior to a transaction in Penny Stocks not exempt from the rules, to deliver a standardized risk disclosure document that provides information about Penny Stocks and the nature and level of risks in the Penny Stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the Penny Stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly accounting statements showing the market value of each Penny Stock held in the customer’s account. In addition, the broker-dealer must make a special written determination that the Penny Stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in a Penny Stock, such as our common stock, and investors in our common stock may find it difficult to sell their shares.

Because our common stock is not currently listed on a national securities exchange, you may find it difficult to dispose of or obtain quotations for our common stock.

Our common stock is quoted on the OTCQB under the symbol “RSSS.” Because our stock is quoted on the OTCQB rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could result in a restatement of our financial statements, cause investors to lose confidence in our financial statements and our company and have a material adverse effect on our business and stock price.

We produce our financial statements in accordance with accounting principles generally accepted in the United States, or GAAP. Effective internal controls are necessary for us to provide reliable financial reports to help mitigate the risk of fraud and to operate successfully as a publicly traded company. As a public company, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404. Further, Section 404 requires annual management assessments of the effectiveness of our internal controls over financial reporting.

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Testing and maintaining internal controls can divert our management’s attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in our reported financial information and our company, which could result in a decline in the market price of our common stock, and cause us to fail to meet our reporting obligations in the future, which in turn could impact our ability to raise additional financing if needed in the future.

Our board of directors has broad discretion to issue additional securities.

We are entitled under our certificate of incorporation to issue up to 100,000,000 shares of common stock and 20,000,000 shares of “blank check” preferred stock, although these amounts may change in the future subject to stockholder approval. Shares of our blank check preferred stock provide our board of directors’ broad authority to determine voting, dividend, conversion, and other rights. As of September 20, 2016 we had issued and outstanding 23,887,723 shares of common stock and we had 5,442,341 shares of common stock reserved for future grants under our equity compensation plans and for issuances upon the exercise or conversion of currently outstanding options, warrants and convertible securities. As of September 20, 2016, we had no shares of preferred stock issued and outstanding. Accordingly, as of September 20, 2016, we could issue up to 70,669,935 additional shares of common stock and 20,000,000 additional shares of “blank check” preferred stock. Any additional stock issuances could be made at a price that reflects a discount or premium to the then-current market price of our common stock. In addition, in order to raise capital, we may need to issue securities that are convertible into or exchangeable for a significant amount of our common stock. Our board may generally issue those common and preferred shares, or convertible securities to purchase those shares, without further approval by our stockholders. Any preferred shares we may issue could have such rights, preferences, privileges and restrictions as may be designated from time-to-time by our board, including preferential dividend rights, voting rights, conversion rights, redemption rights and liquidation provisions. We may also issue additional securities to our directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock incentive plans. The issuance of additional securities may cause substantial dilution to our stockholders.

Our articles of incorporation, bylaws and Nevada law have anti-takeover provisions that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our articles of incorporation, bylaws and Nevada law contain provisions which could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are currently authorized to issue up to 20,000,000 shares of “blank check” preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No shares of our preferred stock are currently outstanding. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by current management.

Provisions of our articles of incorporation, bylaws and Nevada law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our articles of incorporation, our bylaws and Nevada law, as applicable, among other things, provide our board of directors with the ability to alter our bylaws without stockholder approval, and provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

We may become subject to Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 -78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an interested stockholder from entering into a “combination” with the corporation, unless certain conditions are met. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “ongoing,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our future financial and operating results;

•	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

•	our ability to attract and retain customers;

•	our dependence on growth in our customers’ businesses;

•	the effects of changing customer needs in our market;

•	the effects of market conditions on our stock price and operating results;

•	our ability to maintain our competitive advantages against competitors in our industry;

•	our ability to timely and effectively adapt our existing technology and have our technology solutions gain market acceptance;

•	our ability to introduce new offerings and bring them to market in a timely manner;

•	our ability to maintain, protect and enhance our intellectual property;

•	the effects of increased competition in our market and our ability to compete effectively;

•	our plans to use the proceeds from this offering;

•	our expectations concerning relationships with customers and other third parties;

•	the attraction and retention of qualified employees and key personnel;

•	future acquisitions of or investments in complementary companies or technologies; and

•	our ability to comply with evolving legal standards and regulations.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

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You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. In addition, our Loan and Security Agreement with Silicon Valley Bank prohibits us from paying cash dividends. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

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MARKET PRICE INFORMATION

Our common stock is quoted on the OTCQB under the symbol “RSSS.” The following table sets forth, for the periods indicated, the reported high and low bid quotations for our common stock as reported on the OTCQB. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions.

	High Bid	Low Bid
Year Ended June 30, 2014
First Quarter (July 1 – September 30)	$1.90	$1.45
Second Quarter (October 1 – December 31)	$2.06	$1.40
Third Quarter (January 1 – March 31)	$2.35	$1.51
Fourth Quarter (April 1 – June 30)	$1.96	$0.92
Year Ended June 30, 2015
First Quarter (July 1 – September 30)	$1.22	$0.57
Second Quarter (October 1 – December 31)	$0.95	$0.58
Third Quarter (January 1 – March 31)	$1.10	$0.66
Fourth Quarter (April 1 – June 30)	$1.16	$0.87
Year Ended June 30, 2016
First Quarter (July 1 – September 30)	$1.05	$0.70
Second Quarter (October 1 – December 31)	$0.89	$0.55
Third Quarter (January 1 – March 31)	$0.88	$0.49
Fourth Quarter (April 1 – June 30)	$1.20	$0.84

As of September 20, 2016, we had a total of 23,887,723 shares of our common stock outstanding and the closing sales price was $1.04 per share on the OTCQB. We had 42 record holders of our common stock as of September 20, 2016. Because brokers and other institutions hold shares on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the years ended June 30, 2016 and 2015 should be read in conjunction with our consolidated financial statements and related notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Research Solutions was incorporated in the State of Nevada on November 2, 2006, and in November 2006 entered into a Share Exchange Agreement with Reprints Desk. At the closing of the transaction contemplated by the Share Exchange Agreement, Research Solutions acquired all of the outstanding shares of Reprints Desk from its stockholders and issued 8,000,003 shares of common stock to the former stockholders of Reprints Desk. Following completion of the exchange transaction, Reprints Desk became a wholly-owned subsidiary of Research Solutions. Reprints Desk provides Article Galaxy and Reprint and ePrint services.

On July 24, 2012, we formed Reprints Desk Latin America to provide operational and administrative support services to Reprints Desk.

On March 4, 2013, we consummated a merger with DYSC Subsidiary Corporation, our wholly-owned subsidiary, pursuant to which we, in connection with such merger, amended our Articles of Incorporation to change our name to Research Solutions, Inc. (formerly Derycz Scientific, Inc.).

On February 28, 2007, we entered into an agreement with Pools Press, Inc., an Illinois corporation, pursuant to which we acquired 75% of the issued and outstanding common stock of Pools for consideration of $616,080. We purchased the remaining interest in Pools that we did not already own on August 31, 2010.  The results of Pools’ operations have been included in our consolidated financial statements since March 1, 2007. On January 1, 2012, Pools merged with and into Reprints Desk. Pools provided printing services, specializing in reprints, until operations were discontinued in June 2013.

On March 31, 2011, we entered into an agreement with Fimmotaag, S.p.A. (“Fimmotaag”), a privately held company domiciled in France, pursuant to which we acquired 100% of the issued and outstanding common stock of TAAG in exchange for 336,921 shares of our common stock in addition to future payments payable at the option of Fimmotaag in cash or our common stock under the terms of the purchase agreement. On March 28, 2013, we entered into a Settlement Agreement with Fimmotaag and its two principal owners (the “Settlement Agreement”), pursuant to which Fimmotaag agreed to return 336,921 shares of our common stock to us and to forego future payments payable to Fimmotaag by us pursuant to the terms of the agreement under which we acquired TAAG from Fimmotaag.

On August 18, 2014, our board of directors authorized the immediate disposal of our former subsidiary TAAG at a reasonable price in relation to its current fair value, and in the event such sale was not consummated by September 10, 2014, that management proceed with an insolvency filing by TAAG under French law.  On September 15, 2014, the French Tribunal de Commerce appointed an Administrator for TAAG following a declaration of insolvency by our legal representative, and on October 6, 2014 TAAG entered into a judicial liquidation procedure. As a result, effective September 15, 2014, we relinquished control of TAAG to the Tribunal and TAAG ceased to be our subsidiary and was deconsolidated from our financial statements.

In accordance with consolidation guidance we derecognized the assets, liabilities and other comprehensive income of TAAG with a resulting non-cash gain on deconsolidation of $1,711,748 recorded on the consolidated statements of operations for the year ended June 30, 2015. In addition, comparative information for prior periods have been restated to segregate the assets, liabilities, revenue, expenses, and cash flows related to TAAG as discontinued operations. We have determined based on discussions with French counsel that it is remote that we will be liable for the unsatisfied liabilities of TAAG as a result of the insolvency process in France, and as a result, we have eliminated any respective liability as of June 30, 2015.

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We provide a cloud based software-as-a-service (“SaaS”) research intelligence platform that allows on-demand access to scientific, technical, and medical (“STM”) information for life science companies, academic institutions, and other research-intensive organizations. We provide three service offerings to our customers: Article Galaxy SaaS Platforms, Article Galaxy Transactions, and Reprints and ePrints.

Article Galaxy SaaS Platforms

Article Galaxy is our cloud-based SaaS solution, which consists of proprietary software and Internet-based interfaces that allow customers to initiate orders, manage transactions, obtain reporting, automate authentication, improve seamless connectivity to corporate intranets, and enhance the information resources they already own, or have access to via subscriptions or internal libraries, as well as organize workgroups to collaborate around scientific and technical information.

As a cloud-based SaaS solution, Article Galaxy is deployed as a single system across our entire customer base. Customers access Article Galaxy securely through online web interfaces and via web service APIs, which enable customers to leverage Article Galaxy features and functionality from within proprietary and other 3rd party software systems. Article Galaxy can also be configured to satisfy a customer’s individual preferences in areas such as user experience, business processes, and spend management. As a SaaS solution, Article Galaxy benefits from efficiencies in scalability, stability and development costs, resulting in significant advantages versus multiple instance or installed desktop software alternatives. We leverage these technical efficiencies to fuel rapid innovation and competitive advantage. We are continually improving the functionality of the platform to further differentiate it from potential competition.

Article Galaxy Transactions

Article Galaxy provides our customers with a single source to the universe of published STM content without the limitations of a fixed catalog, and includes over seventy million existing STM articles and over one million newly published STM articles each year. Article Galaxy allows customers to find and download in digital format STM articles that are critical to their research. In addition, Article Galaxy facilitates customers’ compliance with applicable copyright laws.

Researchers and regulatory personnel in life science and other research-intensive organizations generally require single copies of published STM journal articles for use in their research activities. They place orders with us for the articles they need and we source and electronically deliver the requested content to them generally in under an hour. This service is known in the industry as single article delivery or “document delivery.” We also obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. We have arrangements with numerous content publishers that allow us to distribute their content. The majority of these publishers provide us with electronic access to their content, which allows us to electronically deliver single articles to our customers often in a matter of minutes. Even though single article delivery services are charged on a transactional basis, customer order volume tends to be consistent from month to month in part due to consistent orders of larger customers that require the implementation of our services into their work flow, subject to fluctuations due to the addition or loss of customers.

Reprints and ePrints

Marketing departments in life science and other research-intensive organizations generally require large quantities of printed copies of published STM journal articles called Medical Reprints or “Reprints” that are distributed to physicians and at conferences. We obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. The majority of content publishers print their content in-house and prohibit others from printing their content; however, when not prohibited by the content publisher, we use third parties to print Reprint orders. Electronic copies, called “ePrints”, are also used for distribution through the Internet and other electronic mechanisms. We have developed proprietary ePrint software that increases the efficiency of our customers’ content purchases by transitioning from paper Reprints to electronic ePrints, and by improving compliance with applicable copyright laws and promotional regulations within the life science industry. Reprints and ePrints are charged on a transactional basis and order volume typically fluctuates from month to month based on customer marketing budgets and the existence of STM journal articles that fit customer requirements.

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Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. When making these estimates and assumptions, we consider our historical experience, our knowledge of economic and market factors and various other factors that we believe to be reasonable under the circumstances. Actual results may differ under different estimates and assumptions.

The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties.

Revenue Recognition

Our policy is to recognize revenue when services have been performed, risk of loss and title to the product transfers to the customer, the selling price is fixed or determinable, and collectability is reasonably assured. We generate revenue by providing three service offerings to our customers: Article Galaxy SaaS Platforms, Article Galaxy Transactions and Reprints and ePrints.

Article Galaxy SaaS Platforms

We charge a subscription fee that allows customers to access and utilize our Article Galaxy software-as-a-service (“SaaS”) platform. Revenue is recognized ratably over the term of the subscription agreement, which is typically one year, provided all other revenue recognition criteria have been met. Billings or payments received in advance of revenue recognition are recorded as deferred revenue.

Article Galaxy Transactions

We charge a transactional service fee for the electronic delivery of single articles, and a corresponding copyright fee for the permitted use of the content. This service is known in the industry as single article delivery or document delivery. We recognize revenue from single article delivery services upon delivery to the customer only when the selling price is fixed or determinable, and collectability is reasonably assured.

Reprints and ePrints

We charge a transactional fee for each Reprint or ePrint order and are responsible for printing and delivery of Reprint orders, and the electronic delivery and, in some cases, the electronic delivery mechanism of ePrint orders. The majority of content publishers print their content in-house and prohibit others from printing their content; however, when not prohibited by the content publisher, we use third parties to print Reprint orders. We recognize revenue from reprints and ePrints services upon shipment or electronic delivery to the customer only when the selling price is fixed or determinable, and collectability is reasonably assured.

Stock-Based Compensation

We periodically issue stock options, warrants and restricted stock to employees and non-employees for services, in capital raising transactions, and for financing costs. We account for share-based payments under the guidance as set forth in the Share-Based Payment Topic 718 of the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. We estimate the fair value of stock option and warrant awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in our Statements of Operations. We estimate the fair value of restricted stock awards to employees and directors using the market price of our common stock on the date of grant, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in our Statements of Operations. We account for share-based payments to non-employees in accordance with Topic 505 of the FASB Accounting Standards Codification, whereby the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

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Allowance for doubtful accounts

We evaluate the collectability of our trade accounts receivable based on a number of factors. In circumstances where we become aware of a specific customer’s inability to meet its financial obligations to us, we estimate and record a specific reserve for bad debts, which reduces the recognized receivable to the estimated amount we believe will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our historical losses and an overall assessment of past due trade accounts receivable outstanding. We established an allowance for doubtful accounts of $52,084 and $69,731 as of June 30, 2016 and 2015, respectively.

Foreign Currency

The accompanying consolidated financial statements are presented in United States dollars, the functional currency of our company. Capital accounts of foreign subsidiaries are translated into US dollars from foreign currencies at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rate as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the period. Although the majority of our revenue and costs are in US dollars the costs of Reprints Desk Latin America are in Mexican Pesos. As a result, currency exchange fluctuations may impact our revenue and the costs of our operations. We currently do not engage in any currency hedging activities.

The following table summarizes the exchange rates used:

	Year Ended June 30,
	2016	2015
Period end Euro : US Dollar exchange rate	1.11	1.11
Average period Euro : US Dollar exchange rate	1.11	1.20

Period end Mexican Peso : US Dollar exchange rate	0.05	0.06
Average period Mexican Peso : US Dollar exchange rate	0.06	0.07

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Quarterly Information (Unaudited)

The following table sets forth unaudited and quarterly financial data for the four quarters of fiscal years 2016 and 2015:

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2016	2016	2015	2015	2015	2015	2014	2014
Revenue:
Article Galaxy SaaS platforms	$129,963	$121,034	$92,578	$58,463	$32,000	$45,276	$42,429	$57,168
Article Galaxy transactions	6,025,972	6,394,127	5,702,733	5,567,241	5,382,124	5,621,441	5,029,075	5,167,461
Reprints and ePrints	2,141,466	2,209,056	3,519,915	2,401,397	2,166,382	3,168,464	2,859,556	2,328,767
Total revenue	8,297,401	8,724,217	9,315,226	8,027,101	7,580,506	8,835,181	7,931,060	7,553,396

Cost of revenue:
Article Galaxy SaaS platforms	23,426	21,557	17,177	11,762	7,744	9,538	8,899	10,396
Article Galaxy transactions	4,702,892	4,918,679	4,471,950	4,290,025	4,161,298	4,238,532	3,797,251	3,914,082
Reprints and ePrints	1,986,081	2,018,967	3,229,797	2,170,967	1,948,287	2,883,644	2,615,158	2,129,113
Total cost of revenue	6,712,399	6,959,203	7,718,924	6,472,754	6,117,329	7,131,714	6,421,308	6,053,591

Gross profit:
Article Galaxy SaaS platforms	106,537	99,477	75,401	46,701	24,256	35,738	33,530	46,772
Article Galaxy transactions	1,323,080	1,475,448	1,230,783	1,277,216	1,220,826	1,382,909	1,231,824	1,253,379
Reprints and ePrints	155,385	190,089	290,118	230,430	218,095	284,820	244,398	199,654
Total gross profit	1,585,002	1,765,014	1,596,302	1,554,347	1,463,177	1,703,467	1,509,752	1,499,805

Operating expenses:
Selling, general and administrative	1,423,069	1,537,351	1,591,022	1,559,903	1,362,790	1,494,984	1,397,517	1,307,749
Depreciation and amortization	29,702	30,310	16,096	14,738	16,934	25,005	60,792	72,088
Stock-based compensation expense	162,192	130,568	277,389	143,741	506,634	106,521	113,798	107,719
Foreign currency transaction loss (gain)	994	(2,829)	5,805	1,317	4,004	57,647	25,624	10,847
Total operating expenses	1,615,957	1,695,400	1,890,312	1,719,699	1,890,362	1,684,157	1,597,731	1,498,403

Net income (loss):
Loss from continuing operations	(52,989)	32,376	(298,425)	(178,820)	(439,257)	(1,816)	(94,176)	(6,936)
Income (loss) from discontinued operations	-	-	-	-	163,453	-	-	1,152,951
Net income (loss)	$(52,989)	$32,376	$(298,425)	$(178,820)	$(275,804)	$(1,816)	$(94,176)	$1,146,015

Basic income (loss) per common share:
Loss per share from continuing operations	$(0.01)	$-	$(0.02)	$(0.01)	$(0.03)	$-	$(0.01)	$-
Income (loss) per share from discontinued operations	$-	$-	$-	$-	$0.01	$-	$-	$0.07
Net income (loss) per share	$(0.01)	$-	$(0.02)	$(0.01)	$(0.02)	$-	$(0.01)	$0.07
Basic weighted average common shares outstanding	18,154,762	17,707,900	17,656,087	17,564,070	17,462,484	17,457,404	17,456,711	17,406,012

Diluted income (loss) per common share:
Loss per share from continuing operations	$(0.01)	$-	$(0.02)	$(0.01)	$(0.03)	$-	$(0.01)	$-
Income (loss) per share from discontinued operations	$-	$-	$-	$-	$0.01	$-	$-	$0.07
Net income (loss) per share	$(0.01)	$-	$(0.02)	$(0.01)	$(0.02)	$-	$(0.01)	$0.07
Diluted weighted average common shares outstanding	18,154,762	18,464,000	17,656,087	17,564,070	17,462,484	17,457,404	17,456,711	17,407,428

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Comparison of the Years Ended June 30, 2016 and 2015

Results of Operations

	Years Ended
	June 30,
	2016	2015

Revenue	$34,363,945	$31,900,143
Cost of revenue	27,863,280	25,723,942
Gross profit	6,500,665	6,176,201

Operating expenses:
Selling, general and administrative	6,111,345	5,563,040
Depreciation and amortization	90,846	174,819
Stock-based compensation expense	713,890	834,672
Foreign currency transaction loss	5,287	98,122
Total operating expenses	6,921,368	6,670,653
Loss from operations	(420,703)	(494,452)

Other expenses:
Interest expense	(17,382)	(18,056)
Other income (expense)	(31,611)	1,215
Total other expenses	(48,993)	(16,841)

Loss from continuing operations before provision for income taxes	(469,696)	(511,293)
Provision for income taxes	(28,162)	(30,892)

Loss from continuing operations	(497,858)	(542,185)

Discontinued operations:
Loss from discontinued operations	-	(395,344)
Gain from deconsolidation of former French subsidiary	-	1,711,748
Income from discontinued operations	-	1,316,404

Net income (loss)	$(497,858)	$774,219

Revenue

	Years Ended June 30,
	2016	2015	2016-2015 $ Change	2016-2015 % Change
Revenue:
Article Galaxy SaaS platforms	$402,038	$176,873	$225,165	127.3%
Article Galaxy transactions	23,690,073	21,200,101	2,489,972	11.7%
Reprints and ePrints	10,271,834	10,523,169	(251,335)	(2.4)%
Total revenue	$34,363,945	$31,900,143	$2,463,802	7.7%

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Total revenue increased $2,463,802, or 7.7%, for the year ended June 30, 2016 compared to the prior year, due to the following:

Category	Impact		Key Drivers
Article Galaxy SaaS platforms	h	$225,165	Increased due to the acquisition of new customers. Revenue is recognized ratably over the term of the subscription agreement, which is typically one year, provided all other revenue recognition criteria have been met. Billings or payments received in advance of revenue recognition are recorded as deferred revenue.
Article Galaxy transactions	h	$2,489,972	Increased primarily due to a net increase in orders resulting from the acquisition of new customers. Single article delivery services generate nearly all of the revenue attributable to the Article Galaxy journal article platform. Even though single article delivery services are charged on a transactional basis, customer order volume tends to be consistent from month to month in part due to consistent orders of larger customers that require the implementation of our services into their work flow, subject to fluctuations due to the addition or loss of customers.
Reprints and ePrints	i	$251,335	Decreased primarily due to a net decrease in orders from existing customers. Reprints and ePrints are charged on a transactional basis and order volume typically fluctuates from month to month based on customer marketing budgets and the existence of STM journal articles that fit customer requirements.

Cost of Revenue

	Years Ended June 30,
	2016	2015	2016-2015 $ Change	2016-2015 % Change
Cost of Revenue:
Article Galaxy SaaS platforms	$73,922	$36,577	$37,345	102.1%
Article Galaxy transactions	18,383,546	16,111,163	2,272,383	14.1%
Reprints and ePrints	9,405,812	9,576,202	(170,390)	(1.8)%
Total cost of revenue	$27,863,280	$25,723,942	$2,139,338	8.3%

	Years Ended June 30,
	2016	2015	2016-2015 Change *
As a percentage of revenue:
Article Galaxy SaaS platforms	18.4%	20.7%	(2.3)%
Article Galaxy transactions	77.6%	76.0%	1.6%
Reprints and ePrints	91.6%	91.0%	0.6%
Total	81.1%	80.6%	0.5%

* The difference between current and prior period cost of revenue as a percentage of revenue

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Total cost of revenue as a percentage of revenue increased 0.5%, from 80.6% for the previous year to 81.1%, for the year ended June 30, 2016, due to the following:

Category		Impact as percentage of revenue	Key Drivers
Article Galaxy SaaS platforms	i	2.3%	Decreased due to the increased scalability of fixed cost.
Article Galaxy transactions	h	1.6%	Increased primarily due to a reduction in average service fee revenue per transaction on new customer accounts.
Reprints and ePrints	h	0.6%	Increased primarily due to increased content acquisition costs.

Gross Profit

	Years Ended June 30,
	2016	2015	2016-2015 $ Change	2016-2015 % Change
Gross Profit:
Article Galaxy SaaS platforms	$328,116	$140,296	$187,820	133.9%
Article Galaxy transactions	5,306,527	5,088,938	217,589	4.3%
Reprints and ePrints	866,022	946,967	(80,945)	(8.5)%
Total gross profit	$6,500,665	$6,176,201	$324,464	5.3%

	Years Ended June 30,
	2016	2015	2016-2015 Change *
As a percentage of revenue:
Article Galaxy SaaS platforms	81.6%	79.3%	2.3%
Article Galaxy transactions	22.4%	24.0%	(1.6)%
Reprints and ePrints	8.4%	9.0%	(0.6)%
Total	18.9%	19.4%	(0.5)%

* The difference between current and prior period gross profit as a percentage of revenue

Operating Expenses

	Years Ended June 30,
	2016	2015	2016-2015 $ Change	2016-2015 % Change
Operating Expenses:
Selling, general and administrative	$6,111,345	$5,563,040	$548,305	9.9%
Depreciation and amortization	90,846	174,819	(83,973)	(48.0)%
Stock-based compensation expense	713,890	834,672	(120,782)	(14.5)%
Foreign currency transaction loss	5,287	98,122	(92,835)	(94.6)%
Total operating expenses	$6,921,368	$6,670,653	$250,715	3.8%

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Category	Impact		Key Drivers
Selling, general and administrative	h	$548,305	Increased due to sales and marketing, and administrative compensation and consulting fees.
Depreciation and amortization		$83,973	Decreased primarily due to a decrease in the amortization of customer list.

Interest Expense

For the year ended June 30, 2016, interest expense was $17,382, compared to $18,056 for the prior year, a decrease of $674.

Provision for Income Taxes

During the years ended June 30, 2016 and 2015, we recorded a provision for income taxes of $28,162 and $30,892, respectively, a decrease of $2,730.

Net Income (Loss)

	Year Ended June 30,
	2016	2015	2016-2015 $ Change	2016-2015 % Change
Net Income (Loss):
Loss from continuing operations	$(497,858)	$(542,185)	$44,327	8.2%
Income (loss) from discontinued operations	-	1,316,404	(1,316,404)	(100.0)%
Total net loss	$(497,858)	$774,219	$(1,272,077)	(164.3)%

Loss from continuing operations decreased $44,327 or 8.2%, for the year ended June 30, 2016 compared to the prior year, primarily due to increased gross profit, partially offset by increased operating expenses as described above.

Total net loss increased $1,272,077 or 164.3%, for the year ended June 30, 2016 compared to the prior year, primarily due to a one time net gain of $1,316,404 from the deconsolidation of our former French subsidiary during the year ended June 30, 2015.

Liquidity and Capital Resources

	Year Ended June 30,
Consolidated Statements of Cash Flow Data:	2016	2015
Net cash provided by (used in) operating activities from continuing operations	$185,171	$(297,392)
Net cash used in operating activities of discontinued operations	-	(34,503)
Net cash provided by (used in) operating activities	185,171	(331,895)

Net cash used in investing activities	(196,298)	(95,221)

Net cash provided by (used in) financing activities from continuing operations	4,746,083	(51,705)
Net cash used in financing activities of discontinued operations	-	(67,515)
Net cash provided by (used in) financing activities	4,746,083	(119,220)

Effect of exchange rate changes	(12,239)	15,827
Net increase (decrease) in cash and cash equivalents	4,722,717	(530,509)
Cash and cash equivalents, beginning of period	1,354,158	1,884,667
Cash and cash equivalents, end of period	$6,076,875	$1,354,158

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Liquidity

Since our inception, we have funded our operations primarily through private sales of equity securities and the exercise of warrants, which have provided aggregate net cash proceeds to date of approximately $15,972,000. As of June 30, 2016, we had working capital of $5,846,408 and stockholders’ equity of $6,041,057. For the year ended June 30, 2016, we recorded a net loss of $497,858, cash provided by operating activities from continuing operations was $185,171. We may incur losses for an indeterminate period and may never sustain profitability. We may be unable to achieve and maintain profitability on a quarterly or annual basis. An extended period of losses and negative cash flow may prevent us from successfully operating and expanding our business.

As of June 30, 2016, we had cash and cash equivalents of $6,076,875, compared to $1,354,158 as of June 30, 2015, an increase of $4,722,717. This increase was primarily due to cash provided by financing activities from continuing operations.

Operating Activities

Net cash provided by operating activities from continuing operations was $185,171 for the year ended June 30, 2016 and resulted primarily from an increase in deferred revenue of $292,276, an increase in accounts payable and accrued expenses of $79,315 and a decrease in prepaid royalties of $198,916, partially offset by an increase in accounts receivable of $599,676.

Net cash used in operating activities from continuing operations was $297,392 for the year ended June 30, 2015 and resulted primarily from an increase in accounts receivable of $894,950, partially offset by a decrease in prepaid royalties of $180,108 and an increase in deferred revenue of $75,311. Net cash used in operating activities of discontinued operations was $34,503 for the year ended June 30, 2015.

Investing Activities

Net cash used in investing activities from continuing operations was $196,298 for the year ended June 30, 2016 and resulted from the purchase of intangible assets and property and equipment.

Net cash used in investing activities from continuing operations was $95,221 for the year ended June 30, 2015 and resulted from the purchase of intangible assets and property and equipment.

Financing Activities

Net cash provided by financing activities was $4,746,083 for the year ended June 30, 2016 and resulted from the issuance of common stock for cash of $4,783,830.

Net cash used in financing activities was $51,705 for the year ended June 30, 2015 and resulted from common stock repurchased of $51,705. Net cash used in financing activities from discontinued operations was $67,515 for the year ended June 30, 2015.

We entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”) on July 23, 2010, which, as amended, provides for a revolving line of credit for the lesser of $4,000,000, or 80% of eligible accounts receivable. The line of credit matures on October 31, 2017, and is subject to certain financial and performance covenants with which we were in compliance as of June 30, 2016. Financial covenants include maintaining a ratio of quick assets to current liabilities of at least 0.8 to 1.0, and maintaining tangible net worth of $600,000, plus 50% of net income for the fiscal quarter ended from and after December 31, 2015, plus 50% of the dollar value of equity issuances after October 1, 2015 and the principal amount of subordinated debt. The line of credit bears interest at the prime rate plus 2.25% for periods in which we maintain an account balance with SVB (less all indebtedness owed to SVB) of at least $800,000 at all times during the prior calendar month (the “Streamline Period”), and at the prime rate plus 5.25% when a Streamline Period is not in effect. The interest rate on the line of credit was 5.75% as of June 30, 2016. The line of credit is secured by our consolidated assets.

There were no outstanding borrowings under the line as of June 30, 2016 and June 30, 2015, respectively.  As of June 30, 2016 and June 30, 2015, approximately $3,390,000 and $2,182,000, respectively, of available credit was unused.

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Non-GAAP Measure - Adjusted EBITDA

In addition to our GAAP results, we present Adjusted EBITDA as a supplemental measure of our performance. However, Adjusted EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity. We define Adjusted EBITDA as net income (loss), plus interest expense, other income (expense), foreign currency transaction loss, provision for income taxes, depreciation and amortization, stock-based compensation, income (loss) from discontinued operations, impairment of acquired intangibles and goodwill, loss on facility sublease, and (gain) loss on sale of fixed assets. Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss) for the year ended June 30, 2016 and 2015:

	Year Ended June 30,
	2016	2015
Net income (loss)	$(497,858)	$774,219
Add (deduct):
Interest expense	17,382	18,056
Other (income) expense	31,611	(1,215)
Foreign currency transaction loss	5,287	98,122
Provision for income taxes	28,162	30,892
Depreciation and amortization	90,846	174,819
Stock-based compensation	713,890	834,672
(Income) loss from discontinued operations	-	(1,316,404)
Adjusted EBITDA	$389,320	$613,161

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; and in making compensation decisions and in communications with our board of directors concerning our financial performance. Adjusted EBITDA has limitations as an analytical tool, which includes, among others, the following:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Recently Issued Accounting Pronouncements

For information about recently issued accounting standards, refer to Note 2 to our consolidated financial statements appearing elsewhere in this prospectus.

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BUSINESS

Company Overview

Research Solutions is a publicly traded holding company with two wholly owned subsidiaries at June 30, 2016: Reprints Desk, Inc., a Delaware corporation, and Reprints Desk Latin America S. de R.L. de C.V, an entity organized under the laws of Mexico. Research Solutions was incorporated in the State of Nevada on November 2, 2006. On March 4, 2013, we amended our Articles of Incorporation to change our name to Research Solutions, Inc. (formerly Derycz Scientific, Inc.).

On August 18, 2014, our board of directors authorized the immediate disposal of our former subsidiary Techniques Appliquées aux Arts Graphiques, S.p.A., an entity organized under the laws of France, at a reasonable price in relation to its current fair value, and in the event such sale was not consummated by September 10, 2014, that management proceed with an insolvency filing by TAAG under French law.  On September 15, 2014, the French Tribunal de Commerce appointed an Administrator for TAAG following a declaration of insolvency by our legal representative, and on October 6, 2014 TAAG entered into a judicial liquidation procedure. As a result, effective September 15, 2014, we relinquished control of TAAG to the Tribunal and TAAG ceased to be our subsidiary and was deconsolidated from our financial statements.

We derecognized the assets, liabilities and other comprehensive income of TAAG with a resulting non-cash gain on deconsolidation of $1,711,748 recorded on the consolidated statements of operations for the year ended June 30, 2015.  In addition, comparative information for prior periods have been restated to segregate the assets, liabilities, revenue, expenses, and cash flows related to TAAG as discontinued operations. We have determined based on discussions with French counsel that it is remote that we will be liable for the unsatisfied liabilities of TAAG as a result of the insolvency process in France, and as a result, we have eliminated any respective liability as of June 30, 2015.

We provide a cloud based software-as-a-service research intelligence platform that allows on-demand access to scientific, technical, and medical information for life science companies, academic institutions, and other research-intensive organizations. We provide three service offerings to our customers: Article Galaxy SaaS Platforms, Article Galaxy Transactions, and Reprints and ePrints.

Article Galaxy SaaS Platforms

Article Galaxy is our cloud-based SaaS solution, which consists of proprietary software and Internet-based interfaces that allow customers to initiate orders, manage transactions, obtain reporting, automate authentication, improve seamless connectivity to corporate intranets, and enhance the information resources they already own, or have access to via subscriptions or internal libraries, as well as organize workgroups to collaborate around scientific and technical information.

As a cloud-based SaaS solution, Article Galaxy is deployed as a single system across our entire customer base. Customers access Article Galaxy securely through online web interfaces and via web service APIs, which enable customers to leverage Article Galaxy features and functionality from within proprietary and other 3rd party software systems. Article Galaxy can also be configured to satisfy a customer’s individual preferences in areas such as user experience, business processes, and spend management. As a SaaS solution, Article Galaxy benefits from efficiencies in scalability, stability and development costs, resulting in significant advantages versus multiple instance or installed desktop software alternatives. We leverage these technical efficiencies to fuel rapid innovation and competitive advantage. We are continually improving the functionality of the platform to further differentiate it from potential competition.

Article Galaxy Transactions

Article Galaxy provides our customers with a single source to the universe of published STM content without the limitations of a fixed catalog, and includes over seventy million existing STM articles and over one million newly published STM articles each year. Article Galaxy allows customers to find and download in digital format STM articles that are critical to their research. In addition, Article Galaxy facilitates customers’ compliance with applicable copyright laws.

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Researchers and regulatory personnel in life science and other research-intensive organizations generally require single copies of published STM journal articles for use in their research activities. They place orders with us for the articles they need and we source and electronically deliver the requested content to them generally in under an hour. This service is known in the industry as single article delivery or document delivery. We also obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. We have arrangements with numerous content publishers that allow us to distribute their content. The majority of these publishers provide us with electronic access to their content, which allows us to electronically deliver single articles to our customers often in a matter of minutes. Even though single article delivery services are charged on a transactional basis, customer order volume tends to be consistent from month to month in part due to consistent orders of larger customers that require the implementation of our services into their work flow, subject to fluctuations due to the addition or loss of customers.

Reprints and ePrints

Marketing departments in life science and other research-intensive organizations generally require large quantities of printed copies of published STM journal articles called Medical Reprints or “Reprints” that are distributed to physicians and at conferences. We obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. The majority of content publishers print their content in-house and prohibit others from printing their content; however, when not prohibited by the content publisher, we use third parties to print Reprint orders. Electronic copies, called “ePrints”, are also used for distribution through the Internet and other electronic mechanisms. We have developed proprietary ePrint software that increases the efficiency of our customers’ content purchases by transitioning from paper Reprints to electronic ePrints, and by improving compliance with applicable copyright laws and promotional regulations within the life science industry. Reprints and ePrints are charged on a transactional basis and order volume typically fluctuates from month to month based on customer marketing budgets and the existence of STM journal articles that fit customer requirements.

Competitive Strengths

We believe that we possess the following competitive strengths:

Services and Technology

We have developed proprietary software, a sophisticated information logistics technology backbone, and Internet-based interfaces that allow customers to initiate orders for accessing full-text research papers 24/7, manage these transactions, obtain reporting, automate authentication, improve seamless connectivity to corporate intranets, and maximize the information resources they already own, or have access to via subscriptions or internal libraries, as well as organize workgroups to collaborate around STM information. Our systems integrate into our customers’ corporate intranets and workflows through the Internet, web services and other integration mechanisms. Our services alleviate the need for our customers to develop internal systems or contact multiple content publishers in order to obtain the content that is critical to their research.

Our services are highly configurable to meet our customers’ needs and provide a personalized yet turnkey solution that covers the full spectrum of customer requirements; from identifying and locating articles, to facilitating copyright compliance, maximizing information resources already owned, monitoring, tracking usage, and automating end-user authentication. We continually enhance the performance of our existing proprietary software and systems and develop and implement new technologies that expand the available methods of discovering, obtaining and managing content. Although we are developing Article Galaxy into a next generation research intelligence SaaS platform, our legacy technology functionality and single article delivery services will be one of many integrated offerings within the new SaaS platform.

Experienced Management Team

Our management team has well over 100 years of experience satisfying customers across the information services and STM publishing and technology industries. Further, our CEO Peter Derycz has been an innovator in the space for more than 20 years.

Customer Loyalty

The majority of our revenue comes from our loyal base of repeat customers, indicative of our focus on customer satisfaction and quality. The most recent buyer survey performed by Outsell, an industry research and advisory firm, ranked Reprints Desk first overall and in every category: in customer satisfaction (depth and breadth of coverage, fair pricing, and ease of doing business) and loyalty (intention to renew or continue service, and willingness to recommend the service to others).

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Industry Presence and Established Relationships

We have a well-established presence and a network of contacts with our customers, STM publishing partners, and others in the information services space. We have existing arrangements with numerous content publishers that allow us to distribute their content.

Promotion

We employ a segment-focus marketing approach to challenge existing competition. In pursuit of growth, we invest in vertical integration and channel relationships to increase the value we provide to customers, extend our promotional reach, and decrease customer acquisition costs. We anticipate growth coming from cross-selling into our existing customer base, penetrating new market verticals, and generating market demand and preference from both existing and new customers. While we place emphasis on the life science market, with a focus on pharmaceutical, biotechnology and medical device customers, we are also penetrating the following new markets: legal, academic, aerospace, automotive, semiconductor, electronics, chemicals and food and agriculture.

Growth Strategy

Organic Growth

We seek to grow our customer base through targeted direct and channel promotions of the most current version of the Article Galaxy platform to potential customers. This strategy for sales and marketing is supported by innovative technological systems, competitive pricing and high quality service. We are also positioning our sales force to be able to better serve small and medium sized businesses that we consider to be largely underserved today.

We also submit proposals to potential customers in response to requests for proposals, or “Request for Proposals” (RFPs). We are continually improving our operations and technology to ensure that they are capable of delivering proposed solutions and supporting future growth.

Acquisitions and Combinations

From time to time, and as opportunities arise, we may explore strategic acquisitions and combinations, including the acquisition of customer lists, that bring revenue, profitability, growth potential and additional technology, products, services, operations and/or geographic capabilities to our company.

International Expansion

We have expanded internationally through increased sales to companies located abroad, particularly in Europe and Japan. From time to time, and as opportunities arise, we may further expand internationally through partnerships or acquisitions.

Publisher Agreements

We have arrangements with all of the major STM content publishers and most of the smaller STM publishers that allow us to distribute their content, and we regularly advance new business opportunities such as rentals through amendments to existing agreements. In addition, we regularly contact publishers to negotiate additional publisher agreements. A typical publisher agreement would allow us to distribute the publisher’s content according to a negotiated price list, thereby eliminating the need to contact the publisher and obtain the rights for each individual order. The majority of these publishers provide us with electronic access to their content, which allows us to further expedite the delivery of single articles to our customers. In addition, we rely on a small number of content publishers for the majority of our content costs.

Company Services

We generate revenue by providing three service offerings to our customers: Article Galaxy SaaS Platforms, Article Galaxy Transactions, and Reprints and ePrints.

Article Galaxy SaaS Platforms

We charge a subscription fee that allows customers to access and utilize our Article Galaxy software-as-a-service (“SaaS”) platform. Revenue is recognized ratably over the term of the subscription agreement, which is typically one year, provided all other revenue recognition criteria have been met. Billings or payments received in advance of revenue recognition are recorded as deferred revenue.

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Article Galaxy Transactions

We charge a transactional service fee for the electronic delivery of single articles, and a corresponding copyright fee for the permitted use of the content. This service is known in the industry as single article delivery or document delivery. We recognize revenue from single article delivery services upon delivery to the customer only when the selling price is fixed or determinable, and collectability is reasonably assured.

Reprints and ePrints

We charge a transactional fee for each Reprint or ePrint order and are responsible for printing and delivery of Reprint orders, and the electronic delivery and, in some cases, the electronic delivery mechanism of ePrint orders. The majority of content publishers print their content in-house and prohibit others from printing their content; however, when not prohibited by the content publisher, we use third parties to print Reprint orders. We recognize revenue from reprints and ePrints services upon shipment or electronic delivery to the customer only when the selling price is fixed or determinable, and collectability is reasonably assured.

Customers and Suppliers

There were no customers that accounted for greater than 10% of our revenue for the years ended June 30, 2016 and 2015.

Approximately 37% and 38% of our content cost for the years ended June 30, 2016 and 2015, respectively, was derived from our three largest suppliers of content. Loss of any or all of these suppliers of content would significantly reduce our revenue, which would have a material adverse effect on our results of operations. We can provide no assurance that these suppliers of content will continue to supply us with content in the future.

Sales and Marketing

To acquire customers we rely on sales promotion to sell to large enterprise accounts, and marketing communications to more efficiently recruit small-to-medium and geographically-dispersed enterprises. The promotional mix of tactics we utilize includes: advertising, events, direct response and integrated marketing campaigns, public relations and content publicity, search engine optimization and marketing, thought leadership programs, channel alliances training, and analyst relations. In addition, a portion of our marketing budget is dedicated to research and customer retention, which, we believe, increases total lifetime value per account and generates significant amounts of referrals for new business.

Competition

The markets in which we compete are highly competitive. The primary methods of competition in our industry are price, service, technology and niche focus. Competition based on price is often successful in the short-term, but can limit the ability of a supplier to provide adequate service levels. Competition based on service and/or technology requires significant investment in systems and that investment requires time to produce results. Niche operators focus on narrow activities, but cannot aggregate sufficient content, technology and services to satisfy broad customer needs. We believe that many customers and potential customers are less price sensitive if the service levels are high and the technology creates efficiency and/or management information that has not been available previously.

Our competition includes:

•	Piracy – Perhaps, our most serious competitor. Many entities use content for commercial purposes without complying with applicable copyright laws, and paying the required copyright to the content publisher. As information becomes more readily available, the opportunity for piracy increases.

•	STM Single Article Delivery Vendors and Content Aggregators – Our primary competitors for global, full-service Single Article Delivery services are Copyright Clearance Center, regional interlibrary loan networks throughout the world such as those owned and operated by OCLC, and numerous national libraries located outside of the United States.

•	Reference Management Applications – We expect to increasingly compete with tools that exist in the marketplace that are used to aid in organizing references, storing personal content assets, and prepare scholarly papers for submission to journals for publication.

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•	Customer In-House Services – While Single Article Delivery services are more challenging than Reprint services for our customers to provide in house, many existing and potential customers manage these services internally.

•	Publisher In-House Capabilities – Some large publishers have developed in-house capabilities to service the content re-use market, however, many of them neglect other content repurposing opportunities and may not be able to aggregate content from other publishers.

Corporate History and Structure

Research Solutions was incorporated in the State of Nevada on November 2, 2006, and in November 2006 entered into a Share Exchange Agreement with Reprints Desk. At the closing of the transaction contemplated by the Share Exchange Agreement, Research Solutions acquired all of the outstanding shares of Reprints Desk from its stockholders and issued 8,000,003 shares of common stock to the former stockholders of Reprints Desk. Following completion of the exchange transaction, Reprints Desk became a wholly-owned subsidiary of Research Solutions. Reprints Desk provides Article Galaxy and Reprint and ePrint services.

On July 24, 2012, we formed Reprints Desk Latin America to provide operational and administrative support services to Reprints Desk.

On March 4, 2013, we consummated a merger with DYSC Subsidiary Corporation, our wholly-owned subsidiary, pursuant to which we, in connection with such merger, amended our Articles of Incorporation to change our name to Research Solutions, Inc. (formerly Derycz Scientific, Inc.).

On February 28, 2007, we entered into an agreement with Pools Press, Inc., an Illinois corporation, pursuant to which we acquired 75% of the issued and outstanding common stock of Pools for consideration of $616,080. We purchased the remaining interest in Pools that we did not already own on August 31, 2010.  The results of Pools’ operations have been included in our consolidated financial statements since March 1, 2007. On January 1, 2012, Pools merged with and into Reprints Desk. Pools provided printing services, specializing in reprints, until operations were discontinued in June 2013.

On March 31, 2011, we entered into an agreement with Fimmotaag, S.p.A., a privately held company domiciled in France, pursuant to which we acquired 100% of the issued and outstanding common stock of TAAG in exchange for 336,921 shares of our common stock in addition to future payments payable at the option of Fimmotaag in cash or our common stock under the terms of the purchase agreement. On March 28, 2013, we entered into a Settlement Agreement with Fimmotaag and its two principal owners, pursuant to which Fimmotaag agreed to return 336,921 shares of our common stock to us and to forego future payments payable to Fimmotaag by us pursuant to the terms of the agreement under which we acquired TAAG from Fimmotaag.

On August 18, 2014, our board of directors authorized the immediate disposal of our former subsidiary TAAG at a reasonable price in relation to its current fair value, and in the event such sale was not consummated by September 10, 2014, that management proceed with an insolvency filing by TAAG under French law.  On September 15, 2014, the French Tribunal de Commerce appointed an Administrator for TAAG following a declaration of insolvency by our legal representative, and on October 6, 2014 TAAG entered into a judicial liquidation procedure. As a result, effective September 15, 2014, we relinquished control of TAAG to the Tribunal and TAAG ceased to be our subsidiary and was deconsolidated from our financial statements.

In accordance with consolidation guidance we derecognized the assets, liabilities and other comprehensive income of TAAG with a resulting non-cash gain on deconsolidation of $1,711,748 recorded on the consolidated statements of operations for the year ended June 30, 2015.  In addition, comparative information for prior periods have been restated to segregate the assets, liabilities, revenue, expenses, and cash flows related to TAAG as discontinued operations. We have determined based on discussions with French counsel that it is remote that we will be liable for the unsatisfied liabilities of TAAG as a result of the insolvency process in France, and as a result, we have eliminated any respective liability as of June 30, 2015.

Employees

As of September 20, 2016, we had 117 full time employees and 3 part-time employees.

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Properties

Our executive offices are located at 5435 Balboa Blvd., Suite 202, Encino, California. We lease approximately 3,200 square feet of office space for approximately $5,400 per month from an unrelated third party. The lease expires on April 30, 2017.

Reprints Desk Latin America S. de R.L. de C.V, rents on a month to month basis approximately 280 square meters of office space in Monterrey, Mexico, for approximately $1,100 (20,000 Mexican Pesos) per month.

We believe that our existing facilities are sufficient to meet our present and anticipated needs for the foreseeable future.

Legal Proceedings

We are involved in legal proceedings in the ordinary course of our business. Although our management cannot predict the ultimate outcome of these legal proceedings with certainty, it believes that the ultimate resolution of our legal proceedings, including any amounts we may be required to pay, will not have a material effect on our consolidated financial statements.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, position and date of appointment of each of our directors and executive officers as of September 20, 2016. Each director serves until our next annual meeting or until his or her successor is duly elected and qualified. Each executive officer serves until the earlier of his or her death or resignation, or his or her successor is duly elected and qualified.

Name	Age	Position	Date of Appointment
Peter Victor Derycz	54	Chief Executive Officer, President and Director	January 6, 2006
Alan Louis Urban	47	Chief Financial Officer and Secretary	November 3, 2011
Scott Ahlberg	53	Chief Operating Officer	July 1, 2007
Janice Peterson	68	Chief Publisher Relations Officer and Director	July 1, 2006
Ian Palmer	41	Chief Sales and Marketing Officer	July 1, 2013
John Regazzi (1) (4)	68	Chairman of the Board	June 22, 2015
Chad J. Cooper (1) (3)	46	Director	March 31, 2016
Gen. Merrill McPeak (1) (2)	80	Director	November 5, 2010

(1)	Member of Audit Committee, Compensation Committee and Nominating and Governance Committee.
(2)	Chairman of the Compensation Committee.
(3)	Chairman of the Audit Committee.
(4)	Chairman of the Nominating and Governance Committee.

Peter Victor Derycz – Chief Executive Officer and President, Director

Mr. Derycz founded Reprints Desk and has served as its Chief Executive Officer and President since January 6, 2006. Mr. Derycz also served as Chairman of the Board from January 6, 2006 through August 19, 2015. Mr. Derycz was a founder of Infotrieve, Inc. in 1989 and served as its President from February 2003 until September 2003. He served as the Chief Executive Officer of Puerto Luperon, Ltd. (Bahamas), a real estate development company, from January 2004 until December 2005. He currently serves on the Internation Advisory Board of the San Jose State University School of Information, and served as a member of the board of directors of Insignia Systems, Inc. (NASDAQ:ISIG), a consumer products advertising company from 2006 to 2014. Mr. Derycz received a B.A. in Psychology from the University of California at Los Angeles. Our board of directors believes that Mr. Derycz’ familiarity with our day-to-day operations, his strategic vision for our business and his past leadership and management experience make him uniquely qualified to serve as a director.

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Alan Louis Urban – Chief Financial Officer and Secretary

Mr. Urban joined Research Solutions in 2011 and has over 20 years of experience in corporate finance and accounting. Mr. Urban has previously served in numerous senior management positions, including: Vice President of Finance and Treasurer for Infotrieve from 2000 to 2004; Chief Financial Officer of a leading online poker company from 2005 to 2006; and Chief Financial Officer of ReachLocal (NASDAQ:RLOC) from 2007 to 2009, an internet marketing company that ranked #1 on Deloitte’s Tech Fast 500 List. Mr. Urban has also held positions as an audit and tax manager in public accounting, and as an internal auditor. He holds a B.S. in Business, with a concentration in Accounting Theory and Practice, from California State University, Northridge and has been a Certified Public Accountant (currently inactive) since 1998.

Scott Ahlberg – Chief Operating Officer

Mr. Ahlberg has effectively served as the Chief Operating Officer since July 1, 2007, and has many years of experience in content and startup businesses. Mr. Ahlberg started with Dynamic Information (EbscoDoc) in the 1980s, then went on to lead Sales and Marketing at Infotrieve, Inc. After leaving Infotrieve in 2005 Mr. Ahlberg provided consulting services to ventures in professional networking and medical podcasting. He joined Reprints Desk in 2006. His areas of expertise include strategic planning, operational innovation, copyright and content licensing, and quality management. Mr. Ahlberg has degrees from Stanford University (B.A., 1984) and the University of London (M.A., 1990).

Janice Peterson – Chief Publisher Relations Officer, Director

Ms. Peterson has served as the Chief Publisher Relations Officer and as a Director since July 1, 2006. She was Vice President for Content Development at Infotrieve, Inc. from 2000 to 2006 and Vice President for Publisher Relations and Content Development at RoweCom, formerly Faxon/Dawson, from 1997 to 2000. Ms. Peterson was at Academic Press (now Elsevier) for 14 years, where her last position was Fulfillment Director. Ms. Peterson is Past Chair of the board of directors for the National Information Standards Organization (NISO), and she is the past chair of the International Committee for EDI in Serials (ICEDIS). She has a degree in History from Whittier College and an M.A. in Asian Studies from California State College, San Diego. She joined Reprints Desk in 2006. Our board of directors believes that Ms. Peterson should serve as a director due to her extensive industry-specific knowledge and business experience, including a familiarity with our day-to-day operations.

Ian Palmer – Chief Sales and Marketing Officer

Mr. Palmer joined Research Solutions in 2008 and has served as our Chief Sales and Marketing Officer since July 1, 2013. He drives our growth through customer retention and acquisition. He has two decades of sales, marketing and communications experience in industries such as online information, high tech and business services. Most recently, Mr. Palmer was responsible for managing enterprise marketing at Safari Books Online, a joint venture of publishers O’Reilly Media, Inc., and Pearson Technology Group, a division of Pearson Education. Previously, Mr. Palmer held senior-level positions at Infotrieve, Inc., Hydra Worldwide Corporation, Singular Publishing Group, Inc., and Impinj, Inc., a previous winner of the Red Herring Top 100 Private Companies of North America Award. Mr. Palmer is from the Pacific Northwest and earned a Bachelor’s Degree in Communications from the University of Washington.

John Regazzi – Chairman of the Board

Mr. Regazzi was appointed to our board of directors on June 22, 2015 and was appointed Chairman of the Board effective August 20, 2015. Mr. Regazzi is an information services and IT industry innovator, with more than four decades of experience. He is currently managing director of Akoya Capital Partners, a sector-focused private investment firm, where for the last few years he has served as its professional information services sector leader. He has also been a professor at the Long Island University’s College of Education, Information and Technology since 2005, and has served as dean of LIU’s College of Information and Computer Science. Before joining Akoya Capital Partners, Mr. Regazzi served for several years as CEO of Elsevier Inc. and managing director of the NYSE-listed Reed Elsevier, the world’s largest publisher and information services company for journal and related scientific, technical and medical content. At Reed Elsevier, he oversaw its expansive electronic publishing portfolio, with a program staff of 3,000 and revenues exceeding $1 billion. He was previously CEO of Engineering Information, which he helped turn around before being acquired by Reed Elsevier. As a recognized industry thought leader, Mr. Regazzi has designed, launched, and managed some of the most innovative and well-known information services in the professional communities, including the Engineering Village, Science Direct, Scirus and Scopus, as well as numerous other electronic information services dating back to the early days of the online and CD-ROM industries. Mr. Regazzi has served on a variety of corporate and industry boards, including the British Standards Institute Group and the American Institute of Physics, and he recently was appointed and serves as chairman of the board of National Technical Information Service, a division of the U.S. Department of Commerce. He currently serves as chairman of DiSTI and Inflexxion, both Akoya portfolio companies, and a member of the board of managers and Treasurer of AIP Publishing. Mr. Regazzi earned his B.S. from St. Johns University, M.A. from University of Iowa, M.S. from Columbia University, and Ph.D. in Information Science from Rutgers University. Our board of directors concluded that Mr. Regazzi should serve as a director in light of his extensive experience in the information services industry.

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General Merrill McPeak – Director

Gen. McPeak was appointed to our board of directors on November 5, 2010. He is President of McPeak and Associates, a company he founded in 1995. From 1990 until his retirement from active military service in late-1994, he was chief of staff of the U.S. Air Force. During this period, he was the senior officer responsible for organization, training and equipage of a combined active duty, National Guard, Reserve and civilian work force of over 850,000 people serving at 1,300 locations in the United States and abroad. As a member of the Joint Chiefs of Staff, he and the other service chiefs were military advisors to the Secretary of Defense and the President. Gen. McPeak has served on the board of directors of several publicly traded companies, including long service with Trans World Airlines, Inc. and with the test and measurement company, Tektronix, Inc. He was for many years Chairman of the Board of ECC International Corp., until that company was acquired by Cubic Corporation. Currently, Gen. McPeak is a director of Aerojet Rocketdyne (NYSE: AJRD), Lilis Energy (NASDAQ: LLEX) and Lion Biotechnologies, Inc. (NASDAQ: LBIO). He is a director of Valence Surface Technologies, the country’s largest privately held provider of metal processing and finishing services. General McPeak was a founding investor, director and chairman of Ethicspoint, Inc., a software-as-a-service provider of secure, confidential employee reporting systems, that was acquired by private equity at a return making it one of Oregon’s most successful business startups in decades. Our board of directors concluded that Gen. McPeak should serve as a director in light of his demonstrated leadership abilities and years of experience serving on the boards of directors of numerous publicly traded corporations.

Chad J. Cooper – Director

Mr. Cooper is a Managing Director at Wunderlich Securities, Inc. He has more than 15 years’ experience in the investment banking and capital markets industry. From 2002-2011, Mr. Cooper worked at Roth Capital Partners, where he ultimately became a Partner and the Director of Institutional Sales. Mr. Cooper also manages DO Capital Management, a family office that actively invests personal assets in micro-cap and small-cap companies. Mr. Cooper currently sits on the board of directors of ARI Network Services, Inc., (NASDAQ:ARIS), YouMail, Inc., and Wings for Crossover, a 501(c)3 non-profit organization. Mr. Cooper has a B.A. in International Relations from the University of Southern California, and an M.B.A. from Georgetown University. In light of Mr. Cooper’s financial and executive experience, including his experience having served as a director and audit committee member of several public companies, our board of directors believes it to be in the Company’s best interests that Mr. Cooper serve as a director.

Director Independence

Our board of directors currently consists of five members: Messrs. Regazzi (Chairman), Cooper, Derycz and McPeak and Ms. Peterson. Each director serves until our next annual meeting or until his or her successor is duly elected and qualified. Our board of directors has determined that Mr. Regazzi, Mr. Cooper and Gen. McPeak are independent directors as that term is defined in the applicable rules for companies traded on The NASDAQ Capital Market. Mr. Regazzi, Mr. Cooper and Gen. McPeak are each members of the Audit Committee, Compensation Committee and Nominating and Governance Committee of our board of directors.

Code of Ethics

Our board of directors has adopted a Code of Ethical Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The code is available in the Corporate Governance – Code of Ethical Conduct section of our website, www.researchsolutions.com.

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Further Information Concerning our board of directors

Our board of directors currently has the following standing committees: Audit Committee, Compensation Committee and Nominating and Governance Committee.

Audit Committee

Our Audit Committee currently consists of Messrs. Cooper (Chairman), McPeak and Regazzi. Our board of directors has determined that Mr. Regazzi is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K, and that each member of our Audit Committee is able to read and understand fundamental financial statements and has substantial business experience that results in such member’s financial sophistication. Accordingly, our board of directors believes that each member of our Audit Committee has sufficient knowledge and experience necessary to fulfill such member’s duties and obligations on our Audit Committee. The primary purposes of our Audit Committee are to assist our board of directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of our company and audits of our financial statements, including (i) reviewing the scope of the audit and all non-audit services to be performed by our independent accountant and the fees incurred by us in connection therewith, (ii) reviewing the results of such audit, including the independent accountant’s opinion and letter of comment to management and management’s response thereto, (iii) reviewing with our independent accountants our internal accounting principles, policies and practices and financial reporting, (iv) engaging our independent accountants and (v) reviewing our quarterly and annual financial statements prior to public issuance. The role and responsibilities of our Audit Committee are more fully set forth in a revised written Charter adopted by our board of directors on September 18, 2015, which is available on our website located at www.researchsolutions.com.

Compensation Committee

Our Compensation Committee currently consists of Messrs. McPeak (Chairman), Cooper and Regazzi. The primary purposes of our Compensation Committee are to assist our board of directors in fulfilling its responsibility to determine the compensation of our executive officers and to approve and evaluate the compensation policies and programs of our company, including (i) reviewing the compensation packages of executive officers and making recommendations to our board of directors for said compensation packages, (ii) reviewing and approving proposed stock incentive grants and (iii) providing our board of directors with recommendations regarding bonus plans, if any. The role and responsibilities of our Compensation Committee are more fully set forth in a revised written Charter adopted by our board of directors on September 18, 2015, which is available on our website located at www.researchsolutions.com.

The policies underlying our Compensation Committee’s compensation decisions are designed to attract and retain the best-qualified management personnel available. We routinely compensate our executive officers through salaries. At our discretion, we may reward executive officers and employees through bonus programs based on profitability and other objectively measurable performance factors. Additionally, we use stock options and other incentive awards to compensate our executives and other key employees to align the interests of our executive officers with the interests of our stockholders. In establishing executive compensation, our Compensation Committee evaluates compensation paid to similar officers employed at other companies of similar size in the same industry and the individual performance of each officer as it impacts our overall performance with particular focus on an individual’s contribution to the realization of operating profits and the achievement of strategic business goals. Our Compensation Committee further attempts to rationalize a particular executive’s compensation with that of other executive officers of our company in an effort to distribute compensation fairly among the executive officers. Although the components of executive compensation (salary, bonus and incentive grants) are reviewed separately, compensation decisions are made based on a review of total compensation.

Nominating and Governance Committee

Our Nominating and Governance Committee currently consists of Messrs. Regazzi (Chairman), Cooper and McPeak. The primary purposes of our Nominating and Governance Committee are to (i) identify individuals qualified to become members of our board of directors and recommend to our board of directors the nominees for the next annual meeting of our stockholders and candidates to fill vacancies on our board of directors, (ii) recommend to our board of directors the directors to be appointed to committees of our board of directors and (iii) oversee the effectiveness of our corporate governance in accordance with regulatory guidelines and any other guidelines we establish, including evaluations of members of executive management, our board of directors and its committees. The role and responsibilities of our Nominating and Governance Committee are more fully set forth in a revised written Charter adopted by our board of directors on October 15, 2012, which is available on our website located at www.researchsolutions.com.

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Our Nominating and Governance Committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our stockholders, as discussed below) include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors; our executives; individuals personally known to the members of our board of directors; and other research. Our Nominating and Governance Committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

A stockholder of our company may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws. In addition, the notice must be made in writing and set forth as to each proposed nominee who is not an incumbent Director (i) their name, age, business address and, if known, residence address, (ii) their principal occupation or employment, (iii) the number of shares of stock of our company beneficially owned, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made and (v) any other information concerning the nominee that must be disclosed respecting nominees in proxy solicitations pursuant to Rule 14(a) of the Exchange Act of 1934, as amended. The recommendation should be addressed to our Secretary.

Among other matters, our Nominating and Governance Committee:

•	Reviews the desired experience, mix of skills and other qualities to assure appropriate board of directors composition, taking into account the current members of our board of directors and the specific needs of our company and our board of directors;

•	Conducts candidate searches, interviews prospective candidates and conducts programs to introduce candidates to our management and operations, and confirms the appropriate level of interest of such candidates;

•	Recommends qualified candidates who bring the background, knowledge, experience, independence, skill sets and expertise that would strengthen and increase the diversity of our board of directors; and

•	Conducts appropriate inquiries into the background and qualifications of potential nominees.

Board Leadership Structure and Role in Risk Oversight

Mr. Regazzi serves as our Chairman of the Board and Mr. Derycz serves as our Chief Executive Officer. We believe that separating the role of Chairman of the Board and Chief Executive Officer enhances our corporate governance practices and better enables management and our board of directors to focus on growth to maximize stockholder value. Our board of directors plays an active role, as a whole and also at the committee level, in overseeing management of our risks and strategic direction. Our board of directors regularly reviews information regarding our liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees the process by which our senior management and relevant employees assess and manage our exposure to, and management of, financial risks. Our Nominating and Governance Committee also manages risks associated with the independence of members of our board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed about such risks.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, as to our Chief Executive Officer and as to each of our other two most highly compensated executive officers whose compensation exceeded $100,000 during the last fiscal year, information concerning all compensation paid for services to us in all capacities for our last two fiscal years.

Name and principle Position	Fiscal Year	Salary ($)	Bonus ($)	Stock awards ($)		Option awards ($)	All other compensation ($)	Total ($)
Peter Victor Derycz	2016	317,400	60,000	66,222	(1)	-	14,237	457,859
Chief Executive Officer and President	2015	276,000	120,000	118,159	(2)	-	13,114	527,273

Alan Louis Urban	2016	231,440	45,000	49,671	(3)	-	11,617	337,728
Chief Financial Officer and Secretary	2015	201,250	90,000	88,615	(4)	-	11,437	391,302

Scott Ahlberg	2016	204,930	45,000	49,671	(3)	-	12,180	311,781
Chief Operating Officer	2015	178,200	90,000	88,615	(4)	-	12,238	369,053

(1)	Represents the grant date fair value of 32,000 shares of restricted stock granted on August 4, 2015, 17,143 shares of restricted stock granted on February 8, 2016, 28,755 shares of restricted stock granted on February 25, 2016, and 9,333 shares of restricted stock granted on May 24, 2016. The grant date fair value was estimated using the market price of our common stock at the date of grant. The restricted stock vests over a three-year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(2)	Represents the grant date fair value of 57,000 shares of restricted stock granted on August 18, 2014, 22,860 shares of restricted stock granted on November 7, 2014, 33,333 shares of restricted stock granted on March 10, 2015, and 24,835 shares of restricted stock granted on May 22, 2015. The grant date fair value was estimated using the market price of our common stock at the date of grant. The restricted stock vests over a three-year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(3)	Represents the grant date fair value of 24,000 shares of restricted stock granted on August 4, 2015, 12,857 shares of restricted stock granted on February 8, 2016, 21,570 shares of restricted stock granted on March 10, 2015, and 18,625 shares of restricted stock granted on May 22, 2015. The grant date fair value was estimated using the market price of our common stock at the date of grant. The restricted stock vests over a three-year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(4)	Represents the grant date fair value of 42,750 shares of restricted stock granted on August 18, 2014, 17,140 shares of restricted stock granted on November 7, 2014, 25,000 shares of restricted stock granted on February 25, 2016, and 7,000 shares of restricted stock granted on May 24, 2016. The grant date fair value was estimated using the market price of our common stock at the date of grant. The restricted stock vests over a three-year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.

Employment Agreements

Peter Victor Derycz

On July 1, 2010, we entered into an executive employment agreement with Mr. Derycz which was subsequently amended on June 30, 2015. Under the terms of the executive employment agreement, Mr. Derycz has agreed to serve as our Chief Executive Officer and President on an at-will basis. The term of the agreement ends on June 30, 2017. The agreement provides for a base salary of $317,400 per year which was subsequently increased to $333,270 per year. No part of Mr. Derycz’s salary is allocated to his duties as a director of our company.

The agreement contains provisions that prohibit Mr. Derycz from soliciting our customers or employees during his employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Derycz of our confidential information and assign ownership to us of inventions related to our business that are created by him during his employment. We may terminate the agreement at any time, with or without cause. Mr. Derycz will be eligible to receive an amount equal to three (3) months of his then-current base salary payable in the form of salary continuation if he is terminated without cause. Mr. Derycz may terminate the agreement at any time, with or without reason, upon four weeks’ advance written notice.

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Alan Louis Urban

On November 3, 2011, we entered into an executive employment agreement with Mr. Urban which was subsequently amended on June 30, 2015. Under the terms of the executive employment agreement, Mr. Urban has agreed to serve as our Chief Financial Officer on an at-will basis. The term of the agreement ends on June 30, 2017. The agreement provides for a base salary of $231,440 per year which was subsequently increased to $243,010 per year.

The agreement contains provisions that prohibit Mr. Urban from soliciting our customers or employees during his employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Urban of our confidential information and assign ownership to us of inventions related to our business that are created by him during his employment. We may terminate the agreement at any time, with or without cause. Mr. Urban will be eligible to receive an amount equal to three (3) months of his then-current base salary payable in the form of salary continuation if he is terminated without cause. Mr. Urban may terminate the agreement at any time, with or without reason, upon four weeks’ advance written notice.

Scott Ahlberg

On July 1, 2010, we entered into an executive employment agreement with Mr. Ahlberg which was subsequently amended on June 30, 2015. Under the terms of the executive employment agreement, Mr. Ahlberg has agreed to serve as Chief Operating Officer on an at-will basis. The term of the agreement ends on June 30, 2017. The agreement provides for a base salary of $204,930 per year which was subsequently increased to $215,175 per year.

The agreement contains provisions that prohibit Mr. Ahlberg from soliciting our customers or employees during his employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Ahlberg of our confidential information and assign ownership to us of inventions related to our business that are created by him during his employment. We may terminate the agreement at any time, with or without cause. Mr. Ahlberg will be eligible to receive an amount equal to three (3) months of his then-current base salary payable in the form of salary continuation if he is terminated without cause. Mr. Ahlberg may terminate the agreement at any time, with or without reason, upon four weeks’ advance written notice.

Janice Peterson

On July 1, 2010, we entered into an executive employment agreement with Ms. Peterson which was subsequently amended on June 30, 2015. Under the terms of the executive employment agreement, Ms. Peterson has agreed to serve as Chief Publisher Relations Officer on an at-will basis. The term of the agreement ends on June 30, 2017. The agreement provides for a base salary of $188,080 per year which was subsequently increased to $197,485 per year. No part of Ms. Peterson's salary is allocated to her duties as a director of our company.

The agreement contains provisions that prohibit Ms. Peterson from soliciting our customers or employees during her employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Ms. Peterson of our confidential information and assign ownership to us of inventions related to our business that are created by her during her employment. We may terminate the agreement at any time, with or without cause. Ms. Peterson will be eligible to receive an amount equal to three (3) months of her then-current base salary payable in the form of salary continuation if she is terminated without cause. Ms. Peterson may terminate the agreement at any time, with or without reason, upon four weeks’ advance written notice.

Ian Palmer

On July 1, 2013, we entered into an executive employment agreement with Mr. Palmer which was subsequently amended on June 30, 2015. Under the terms of the executive employment agreement, Mr. Palmer has agreed to serve as our Chief Sales and Marketing Officer on an at-will basis. The term of the agreement ends on June 30, 2017. The agreement provides for a base salary of $183,900 per year which was subsequently increased to $193,095 per year.

The agreement contains provisions that prohibit Mr. Palmer from soliciting our customers or employees during his employment with us and for one year afterward. The agreement also contains provisions that restrict disclosure by Mr. Palmer of our confidential information and assign ownership to us of inventions related to our business that are created by him during his employment. We may terminate the agreement at any time, with or without cause. Mr. Palmer will be eligible to receive an amount equal to three (3) months of his then-current base salary payable in the form of salary continuation if he is terminated without cause. Mr. Palmer may terminate the agreement at any time, with or without reason, upon four weeks’ advance written notice.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding stock options, warrants and other stock awards (restricted stock) for each named executive officer as of June 30, 2016.

Name	Number of securities underlying unexercised options/warrants exercisable (#)	Number of securities underlying unexercised options/warrants unexercisable (#)	Option/ Warrant exercise price ($)	Option/ Warrant expiration date (1)	Stock Awards: Number of shares of stock that have not vested (#)		Stock Awards: Market value of shares of stock that have not vested ($)
Peter Victor Derycz	32,000	-	$1.25	2/13/2023	-		-
	16,000	-	$1.85	5/20/2023	-		-
	6,000	-	$1.25	6/23/2021	-		-
	-	-	-	-	212	(2)	$417	(3)
	-	-	-	-	342	(4)	$598	(5)
	-	-	-	-	1,961	(6)	$2,353	(7)
	-	-	-	-	19,000	(8)	$14,630	(9)
	-	-	-	-	9,525	(10)	$6,191	(11)
	-	-	-	-	16,667	(12)	$16,667	(13)
	-	-	-	-	14,487	(14)	$15,211	(15)
	-	-	-	-	32,000	(16)	$28,800	(17)
	-	-	-	-	17,143	(18)	$10,286	(19)
	-	-	-	-	28,755	(20)	$16,965	(21)
	-	-	-	-	9,333	(22)	$10,173	(23)

Alan Louis Urban	100,000	-	$1.02	7/27/2020	-		-
	125,000	-	$1.30	3/5/2022	-		-
	24,000	-	$1.15	2/6/2023	-		-
	1,800	-	$1.25	6/23/2021	-		-
	-	-	-	-	159	(2)	$313	(3)
	-	-	-	-	256	(4)	$449	(5)
	-	-	-	-	1,471	(6)	$1,765	(7)
	-	-	-	-	14,250	(8)	$10,973	(9)
	-	-	-	-	7,142	(10)	$4,642	(11)
	-	-	-	-	12,500	(12)	$12,500	(13)
	-	-	-	-	10,865	(14)	$11,408	(15)
	-	-	-	-	24,000	(16)	$21,600	(17)
	-	-	-	-	12,857	(18)	$7,714	(19)
	-	-	-	-	21,570	(20)	$12,726	(21)
	-	-	-	-	7,000	(22)	$7,630	(23)

Scott Ahlberg	75,000	-	$1.50	12/21/2017	-		-
	75,000	-	$1.00	5/28/2019	-		-
	20,000	-	$1.02	7/27/2020	-		-
	25,600	-	$1.15	2/6/2023	-		-
	1,500	-	$1.25	6/23/2021	-		-
	-	-	-	-	159	(2)	$313	(3)
	-	-	-	-	256	(4)	$449	(5)
	-	-	-	-	1,471	(6)	$1,765	(7)
	-	-	-	-	14,250	(8)	$10,973	(9)
	-	-	-	-	7,142	(10)	$4,642	(11)
	-	-	-	-	12,500	(12)	$12,500	(13)
	-	-	-	-	10,865	(14)	$11,408	(15)
	-	-	-	-	24,000	(16)	$21,600	(17)
	-	-	-	-	12,857	(18)	$7,714	(19)
	-	-	-	-	21,570	(20)	$12,726	(21)
	-	-	-	-	7,000	(22)	$7,630	(23)

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(1)	Stock options expire ten years from the grant date.
(2)	The restricted stock was granted on November 22, 2013 and vest over a three year period, with a one year cliff vesting period.
(3)	Based on a market closing price per share of common stock of $1.97 on November 22, 2013.
(4)	The restricted stock was granted on January 28, 2014 and vest over a three year period, with a one year cliff vesting period.
(5)	Based on a market closing price per share of common stock of $1.75 on January 28, 2014.
(6)	The restricted stock was granted on May 19, 2014 and vest over a three year period, with a one year cliff vesting period.
(7)	Based on a market closing price per share of common stock of $1.20 on May 19, 2014.
(8)	The restricted stock was granted on August 18, 2014 and vest over a three year period, with a one year cliff vesting period.
(9)	Based on a market closing price per share of common stock of $0.77 on August 18, 2014.
(10)	The restricted stock was granted on November 7, 2014 and vest over a three year period, with a one year cliff vesting period.
(11)	Based on a market closing price per share of common stock of $0.65 on November 7, 2014.
(12)	The restricted stock was granted on March 10, 2015 and vest over a three year period, with a one year cliff vesting period.
(13)	Based on a market closing price per share of common stock of $1.00 on March 10, 2015.
(14)	The restricted stock was granted on May 22, 2015 and vest over a three year period, with a one year cliff vesting period.
(15)	Based on a market closing price per share of common stock of $1.05 on May 22, 2015.
(16)	The restricted stock was granted on August 4, 2015 and vest over a three year period, with a one year cliff vesting period.
(17)	Based on a market closing price per share of common stock of $0.90 on August 4, 2015.
(18)	The restricted stock was granted on February 8, 2016 and vest over a three year period, with a one year cliff vesting period.
(19)	Based on a market closing price per share of common stock of $0.60 on February 8, 2016.
(20)	The restricted stock was granted on February 25, 2016 and vest over a three year period, with a one year cliff vesting period.
(21)	Based on a market closing price per share of common stock of $0.59 on February 25, 2016.
(22)	The restricted stock was granted on May 24, 2016 and vest over a three year period, with a one year cliff vesting period.
(23)	Based on a market closing price per share of common stock of $1.09 on May 24, 2016.

Director Compensation

The following table presents information regarding compensation awarded or paid to our directors for our fiscal year ended June 30, 2016 for the services rendered by them to the Company in all capacities.

Name	Fiscal Year	Fees earned or paid in cash ($)	Stock awards ($)	Warrant and Option Awards ($)	All other Compensation ($)		Total ($)
(a)		(b)	(c)	(d)	(g)		(h)
John Regazzi	2016	22,500	-	67,200	-		89,700
	2015	300	-	18,000	-		18,300
Gen. Merrill McPeak	2016	12,000	-	30,000	-		42,000
	2015	12,000	-	73,500	17,877	(1)	103,377
Chap J. Cooper	2016	3,000	-	27,563	-		30,563
	2015	-	-	-	-		-
Janice Peterson	2016	-	-	-	297,175	(4)	297,175
	2015	-	-	-	351,851	(5)	351,851
Gregory Suess, former	2016	4,000	-	-	20,873	(2)	24,873
Director	2015	12,000	26,250	73,500	17,877	(1)	129,627
Scott Ogilvie, former	2016	12,000	-	30,000	-		42,000
Director	2015	12,000	26,250	73,500	17,877	(1)	129,627
Paul Kessler, former	2016	4,000	-	-	8,942	(3)	12,942
Director	2015	10,500	-	45,000	-		55,500

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(1)	On May 22, 2015, warrants originally issued on November 5, 2010 to purchase 50,000 shares of the Company’s common stock were modified to extend the term from five years to ten years.
(2)	On December 4, 2015, stock options to purchase an aggregate of 175,000 shares of the Company’s common stock were modified to extend the amount of time allowed to exercise the stock options after separation from three months to twenty four months.
(3)	On December 4, 2015, stock options to purchase 75,000 shares of the Company’s common stock were modified to extend the amount of time allowed to exercise the stock options after separation from three months to twenty four months.
(4)	Ms. Peterson received no compensation for her services as a director of the Company. Other compensation represents the following amounts paid to Ms. Peterson for her services as an employee of the Company: salary in the amount of $188,080, bonus in the amount of $55,000, grant date fair value of restricted stock of $49,671 (represents the grant date fair value of 24,000 shares of restricted stock granted on August 4, 2015, 12,857 shares of restricted stock granted on February 8, 2016, 21,570 shares of restricted stock granted on February 25, 2016, and 7,000 shares of restricted stock granted on May 24, 2016). The grant date fair value was estimated using the market price of the Company’s common stock at the date of grant. The restricted stock vests over a three year period, with a one year cliff vesting period, and remain subject to forfeiture if vesting conditions are not met, and other compensation in the amount of $4,424.
(5)	Ms. Peterson received no compensation for her services as a director of the Company. Other compensation represents the following amounts paid to Ms. Peterson for her services as an employee of the Company: salary in the amount of $174,960, bonus in the amount of $90,000, grant date fair value of restricted stock of $83,225 (represents the grant date fair value of 35,750 shares of restricted stock granted on August 18, 2014, 17,140 shares of restricted stock granted on November 7, 2014, 25,000 shares of restricted stock granted on March 10, 2015, and 18,625 shares of restricted stock granted on May 22, 2015). The grant date fair value was estimated using the market price of the Company’s common stock at the date of grant. The restricted stock vests over a three year period, with a one year cliff vesting period, and remain subject to forfeiture if vesting conditions are not met, and other compensation in the amount of $3,666.

In fiscal 2016 our non-employee Chairman of the Board received $24,000 and options to purchase 150,000 shares of our common stock for attending meetings and serving on our board of directors. In fiscal 2016 and 2015, other non-employee directors of our company received $12,000 and options to purchase 75,000 shares of our common stock, for attending meetings and serving on our board of directors. We expect to compensate our non-employee directors with a combination of cash and options to purchase our common stock going forward. Compensation payable to non-employee directors may be adjusted from time to time, as approved by our oard of directors.

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Equity Compensation Plan Information

In December 2007, we established the 2007 Equity Compensation Plan (the “Plan”). The Plan was approved by our board of directors and stockholders. The purpose of the Plan is to grant stock and options to purchase our common stock to our employees, directors and key consultants. On November 21, 2014, the maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan increased from 3,000,000 to 5,000,000, as approved by our board of directors and stockholders. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. There were 843,787 shares available for grant under the Plan as of June 30, 2016. All stock option grants are made under the 2007 Equity Compensation Plan. The following table provides information as of June 30, 2016 with respect to the Plan, which is the only compensation plan under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2007 Equity Compensation Plan)	4,070,880	(2)	$1.16	843,787

Equity compensation plans not approved by security holders (Warrants)	205,000		$1.28	—

Total	4,275,880			843,787

(1)	The weighted average exercise price excludes restricted stock awards, which have no exercise price.

(2)	Includes 1,303,687 shares of restricted stock awarded to employees.

Equity Compensation Plan and Employee Benefits

Summary of the 2007 Equity Compensation Plan

The following summary briefly describes the principal features of the 2007 Plan, and is qualified in its entirety by reference to the full text of the 2007 Plan.

Administration. The 2007 Plan is administered by our Compensation Committee, or if no such committee is formed, our board of directors. Our Compensation Committee has the authority to select the eligible participants to whom awards will be granted, to determine the types of awards and the number of shares covered and to set the terms, conditions and provisions of such awards, to cancel or suspend awards under certain conditions, and to accelerate the exercisability of awards. Our Compensation Committee is authorized to interpret the 2007 Plan, to establish, amend, and rescind any rules and regulations relating to the 2007 Plan, to determine the terms of agreements entered into with recipients under the 2007 Plan, and to make all other determinations that may be necessary or advisable for the administration of the 2007 Plan.

Eligibility. All employees, directors and individuals providing services to our company or its subsidiaries are eligible to participate in the 2007 Plan.

Shares Subject to Plan. Subject to adjustment as described herein, as of September 20, 2016 the number of shares of common stock that would be available for grant of awards under the 2007 Plan is 5,000,000, less 4,265,852 shares of common stock that already have been issued or that are underlying outstanding awards. There are no additional shares of common stock that have been reserved for issuance pursuant to outstanding awards under the 2007 Plan. As of September 20, 2016, stock option awards with 2,723,193 underlying shares of common stock were outstanding under the 2007 Plan.

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Stock Option and SAR Grants. The exercise price per share of common stock purchasable under any stock option or stock appreciation right (SAR) will be determined by our Compensation Committee, but cannot in any event be less than 100% of the fair market value of our common stock on the date the option is granted. Our Compensation Committee will determine the term of each stock option or SAR (subject to a maximum of 10 years) and each stock option or SAR will be exercisable pursuant to a vesting schedule determined by our Compensation Committee. The grants and the terms of incentive stock options, or ISOs, shall be restricted to the extent required for qualification as ISOs by the Internal Revenue Code, or the Code. Subject to approval of our Compensation Committee, stock options or SARs may be exercised by payment of the exercise price in cash, shares of our common stock, which have been held for at least six months, or pursuant to a “cashless exercise” through a broker-dealer under an arrangement approved by us. We may require the grantee to pay to us any applicable withholding taxes that we are required to withhold with respect to the grant or exercise of any award. The withholding tax may be paid in cash or, subject to applicable law, our Compensation Committee may permit the grantee to satisfy such obligations by the withholding or delivery of shares of our common stock. We may withhold from any shares of our common stock issuable pursuant to a stock option or SAR or from any cash amounts otherwise due from us to the recipient of the award an amount equal to such taxes.

Stock Grants. Shares may be sold or awarded for consideration and with our without restriction as determined by the Compensation Committee, including cash, full-recourse promissory notes, as well as past and future services. Any award of shares will be subject to the vesting schedule, if any, determined by the Compensation Committee. In general, holders of shares sold or awarded under the 2007 Plan will have the same voting, dividend and other rights as our other stockholders. As a condition to the purchase of shares under the 2007 Plan, the purchaser will make such arrangements as our Compensation Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase.

Adjustments. In the event of any change affecting the shares of our common stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distribution to stockholders other than cash dividends, our board of directors will make such substitution or adjustment in the aggregate number of shares that may be distributed under the 2007 Plan and in the number and option price (or exercise or purchase price, if applicable) as it deems to be appropriate in order to maintain the purpose of the original grant.

Termination of Service. If a participant’s service to our company terminates on account of death or disability, then the participant’s unexercised options, if exercisable immediately before the participant’s death, disability or retirement, may be exercised in whole or in part, on the earlier of the date on which such stock option would otherwise expire and one year after the event. If a participant’s service to us terminates for any other reason, then the participant’s unexercised options, to the extent exercisable immediately before such termination, will remain exercisable, and may be exercised in whole or in part, for a period ending on the earlier of the date on which such stock option would otherwise expire and three months after such termination of service.

Amendment and Termination. Our board of directors may, at any time, alter, amend, suspend, discontinue, or terminate the 2007 Plan; provided that such action shall not adversely affect the right of grantees to stock awards or stock options previously granted and no amendment, without the approval of our stockholders, shall increase the maximum number of shares which may be awarded under the 2007 plan in the aggregate, materially increase the benefits accruing to grantees under the 2007 Plan, change the class of employees eligible to receive options under the 2007 Plan, or materially modify the eligibility requirements for participation in the 2007 Plan.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Officers and Directors

Other than the employment agreements described above in “Executive Compensation,” since July 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and

•	in which any director, executive officer, stockholder who beneficially owns more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Our board of directors conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. Our board of directors has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, our board of directors generally reviews related party transactions to ensure that they are fair and reasonable to our company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by our board of directors.

PRINCIPAL AND SELLING STOCKHOLDERS

June 2016 Financing

On June 23, 2016, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an institutional investor, each member of our board of directors and certain of our executive officers (collectively, the “Investors”) pursuant to which we sold to the Investors, on June 24, 2016, an aggregate of 5,200,000 units (the “Units”) at $1.00 per Unit (the “Purchase Price”) for gross proceeds of $5,200,000. Each Unit consists of one share of our common stock (the “Shares”), and one warrant having a term of five years to purchase three-tenths of one share of our common stock at an exercise price of $1.25 per share (the “Warrants”). Each of the Investors is a selling stockholder.

In connection with the financing we entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”) on June 24, 2016, pursuant to which we agreed to register for resale by the Investors the Shares, the shares of common stock issuable upon exercise of the Warrants and the shares of common stock issuable upon exercise of the Placement Agent Warrants (as defined below). We committed to file the registration statement no later than July 24, 2016 and to cause the registration statement to become effective no later than October 22, 2016. The Registration Rights Agreement provides for liquidated damages upon the occurrence of certain events, including our failure to file the registration statement on or before July 24, 2016 or cause it to become effective on or before October 22, 2016. The amount of liquidated damages payable to an Investor would be 1.0% of the aggregate amount invested by such Investor for each 30-day period, or pro rata portion thereof, during which the default continues, up to a maximum amount of 10% of the aggregate amount invested by such Investor. We filed the registration statement of which this prospectus is a part with the SEC pursuant to the Registration Rights Agreement.

Wunderlich Securities, Inc. (“WSI”) acted as the placement agent in the financing. For their services as placement agent, we paid WSI a cash fee of $350,000 (representing 7% of the gross proceeds raised in the financing from Investors introduced by WSI), and paid for the out-of-pocket expenses incurred by WSI of $12,617. In addition, we issued to WSI and Chad J. Cooper (at WSI’s instruction), a managing director of WSI, warrants to purchase an aggregate of 225,000 shares of our common stock (representing 4.5% of the number of shares of our common stock issued to Investors introduced by WSI) at a per share exercise price equal to $1.25 (the “Placement Agent Warrants”). The Placement Agent Warrants are exercisable for a period of 5 years from the closing of the financing.

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Selling Stockholder Table

The following table sets forth for each person known to us to beneficially own more than five percent of our outstanding shares of common stock, each of our directors, each of our executive officers, all of our directors and executive officers as a group and each selling stockholder, the name, the number and percentage of shares of common stock beneficially owned as of September 20, 2016, the maximum number of shares of common stock that may be offered pursuant to this prospectus and the number and percentage of shares of common stock that would be beneficially owned after the sale of the maximum number of shares of common stock, and is based upon information provided to us by each selling stockholder for use in this prospectus. The information presented in the table is based on 23,887,723 shares of our common stock outstanding on September 20, 2016.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. For purposes of the table below, shares of common stock issuable pursuant to options and warrants held by a selling stockholder that can be acquired within 60 days of September 20, 2016, are deemed to be outstanding and to be beneficially owned by the selling stockholder holding the securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling stockholder.

	Shares Beneficially Owned		Maximum Number of Shares to be	Shares Beneficially Owned After the Sale of the Maximum Number of Shares
Name of Selling Stockholder	Number	Percentage	Sold Hereunder	Number	Percentage

Executive Officers and Directors:
Peter Victor Derycz (1) Chief Executive Officer, President & Director	3,707,224	15.5%	26,000	3,681,224	15.4%
Alan Louis Urban (2) Chief Financial Officer & Secretary	510,701	2.1%	7,800	502,901	2.1%
Scott Ahlberg (3) Chief Operating Officer	437,366	1.8%	6,500	430,866	1.8%
Janice Peterson (4) Chief Publisher Relations Officer & Director	418,343	1.7%	5,200	413,143	1.7%
Ian Palmer (5) Chief Sales and Marketing Officer	252,324	1.1%	6,500	245,824	1.0%
Chad J. Cooper (6) Director	605,750	2.5%	245,000	360,750	1.5%
General Merrill McPeak (7) Director	484,608	2.0%	32,500	452,108	1.9%
John Regazzi (8) Director	343,500	1.4%	97,500	246,000	1.0%
Directors and executive officers as a group (8 persons) (9)	6,759,816	26.5%	427,000	6,332,816	24.8%

5% Stockholders:
Bristol Investment Fund, Ltd. (10)	4,822,772	20.2%	-	4,822,772	20.2%

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	Shares Beneficially Owned		Maximum Number of Shares to be	Shares Beneficially Owned After the Sale of the Maximum Number of Shares
Name of Selling Stockholder	Number	Percentage	Sold Hereunder	Number	Percentage

Other Selling Stockholders:
12 West Capital Fund LP (11)	4,883,119	19.7%	3,815,500	1,067,619	4.3%
12 West Capital Offshore Fund LP (12)	3,437,881	14.0%	2,684,500	753,381	3.1%
Wunderlich Securities, Inc. (13)	45,000	*	45,000	-	-
Marc Nissan (14) Chief Technology Officer	681,753	2.8%	13,000	668,753	2.8%

*	Less than 1%

(1)	Includes shares underlying options to purchase 32,000 shares of common stock at an exercise price of $1.25 per share, options to purchase 16,000 shares of common stock at an exercise price of $1.85 per share, and warrants to purchase 6,000 shares of common stock at an exercise price of $1.25 per share, and 292,844 shares of restricted stock. Certain of the shares held by Mr. Derycz constitute restricted stock. Mr. Derycz received the following restricted stock grants: 33,333 shares on September 6, 2013, 2,540 shares on November 22, 2013, 2,051 shares on January 28, 2014, 7,843 shares on May 19, 2014, 57,000 shares on August 18, 2014, 22,860 shares on November 7, 2014, 33,333 shares on March 10, 2015, 24,835 shares on May 22, 2015, 32,000 shares on August 4, 2015, 17,143 shares on February 8, 2016, 28,755 shares on February 25, 2016, 9,333 shares on May 24, 2016, and 21,818 shares on August 23, 2016. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(2)	Includes 5,000 shares owned by the wife of Mr. Urban, 5,000 shares owned by each of the three children of Mr. Urban, shares underlying options to purchase 100,000 shares of common stock at an exercise price of $1.02 per share, options to purchase 125,000 shares of common stock at an exercise price of $1.30 per share, options to purchase 24,000 shares of common stock at an exercise price of $1.15 per share, and warrants to purchase 1,800 shares of common stock at an exercise price of $1.25 per share, and 227,737 shares of restricted stock. Certain of the shares held by Mr. Urban constitute restricted stock. Mr. Urban received the following restricted stock grants: 7,273 shares on May 20, 2013, 25,833 shares on September 6, 2013, 1,905 shares on November 22, 2013, 1,538 shares on January 28, 2014, 5,882 shares on May 19, 2014, 42,750 shares on August 18, 2014, 17,140 shares on November 7, 2014, 25,000 shares on March 10, 2015, 18,625 on May 22, 2015, 24,000 shares on August 4, 2015, 12,857 shares on February 8, 2016, 21,570 shares on February 25, 2016, 7,000 shares on May 24, 2016, and 16,364 shares on August 23, 2016. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(3)	Includes shares underlying options to purchase 75,000 shares of common stock at an exercise price of $1.50 per share, options to purchase 75,000 shares of common stock at an exercise price of $1.00 per share, options to purchase 20,000 shares of common stock at an exercise price of $1.02 per share, options to purchase 25.600 shares of common stock at an exercise price of $1.15 per share, and warrants to purchase 1,500 shares of common stock at an exercise price of $1.25 per share, and 229,056 shares of restricted stock. Certain of the shares held by Mr. Ahlberg constitute restricted stock. Mr. Ahlberg received the following restricted stock grants: 7,758 shares on May 20, 2013, 26,667 shares on September 6, 2013, 1,905 shares on November 22, 2013, 1,538 shares on January 28, 2014, 5,882 shares on May 19, 2014, and 42,750 shares on August 18, 2014, 17,140 shares on November 7, 2014, 25,000 shares on March 10, 2015, 18,625 on May 22, 2015, 24,000 shares on August 4, 2015, 12,857 shares on February 8, 2016, 21,570 shares on February 25, 2016, 7,000 shares on May 24, 2016, and 16,364 shares on August 23, 2016. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(4)	Includes shares underlying options to purchase 85,000 shares of common stock at an exercise price of $1.50 per share, options to purchase 75,000 shares of common stock at an exercise price of $1.00 per share, options to purchase 40,000 shares of common stock at an exercise price of $1.02 per share, options to purchase 17,600 shares of common stock at an exercise price of $1.15 per share, and warrants to purchase 1,200 shares of common stock at an exercise price of $1.25 per share, and 209,743 shares of restricted stock. Certain of the shares held by Ms. Peterson constitute restricted stock. Ms. Peterson received the following restricted stock grants: 5,333 shares on May 20, 2013, 18,333 shares on September 6, 2013, 1,587 shares on November 22, 2013, 1,282 shares on January 28, 2014, 4,902 shares on May 19, 2014, and 35,750 shares on August 18, 2014, 17,140 shares on November 7, 2014, 25,000 shares on March 10, 2015, 18,625 on May 22, 2015, 24,000 shares on August 4, 2015, 12,857 shares on February 8, 2016, 21,570 shares on February 25, 2016, 7,000 shares on May 24, 2016, and 16,364 shares on August 23, 2016. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.

48

(5)	Includes shares underlying options to purchase 10,000 shares of common stock at an exercise price of $1.00 per share, options to purchase 20,000 shares of common stock at an exercise price of $1.02 per share, options to purchase 20,000 shares of common stock at an exercise price of $1.30 per share, options to purchase 16,000 shares of common stock at an exercise price of $1.15 per share, and warrants to purchase 1,500 shares of common stock at an exercise price of $1.25 per share, and 207,592 shares of restricted stock. Certain of the shares held by Mr. Palmer constitute restricted stock. Mr. Palmer received the following restricted stock grants: 7,758 shares on May 20, 2013, 26,667 shares on September 6, 2013, 1,905 shares on November 22, 2013, 1,538 shares on January 28, 2014, 5,882 shares on May 19, 2014, and 42,750 shares on August 18, 2014, 17,140 shares on November 7, 2014, 25,000 shares on March 10, 2015, 18,625 on May 22, 2015, 24,000 shares on August 4, 2015, 12,857 shares on February 8, 2016, 21,570 shares on February 25, 2016, 7,000 shares on May 24, 2016, and 16,364 shares on August 23, 2016. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.
(6)	Includes 315,500 shares of common stock held by DO Capital Management, Inc., 1,500 shares of common stock held by Mr. Cooper’s SEP IRA, and shares underlying warrants to purchase 195,000 shares of common stock at an exercise price of $1.25 per share, and options to purchase 43,750 shares of common stock at an exercise price of $1.09 per share. Mr. Cooper exercises voting and investment power over the shares held by DO Capital Management, Inc. and his SEP IRA.
(7)	Includes shares underlying warrants to purchase 50,000 shares of common stock at an exercise price of $1.25 per share, warrants to purchase 50,000 shares of common stock at an exercise price of $1.19 per share, warrants to purchase 7,500 shares of common stock at an exercise price of $1.25 per share, options to purchase 50,000 shares of common stock at an exercise price of $1.15 per share, options to purchase 50,000 shares of common stock at an exercise price of $1.05 per share, options to purchase 75,000 shares of common stock at an exercise price of $1.10 per share, and options to purchase 75,000 shares of common stock at an exercise price of $0.70 per share.
(8)	Includes shares underlying warrants to purchase 22,500 shares of common stock at an exercise price of $1.25 per share, options to purchase 30,000 shares of common stock at $1.10 per share, options to purchase 16,000 shares of common stock at $0.80 per share, and options to purchase 150,000 shares of common stock at $0.70 per share.
(9)	Includes shares underlying options to purchase 1,265,950 shares of common stock and warrants to purchase 337,000 shares of common stock, and 1,166,972 shares of restricted stock.
(10)	Bristol Investment Fund, Ltd.’s address is 1100 Glendon Avenue, Suite 850, Los Angeles, CA 90024. Paul Kessler exercises voting and investment power over the shares held by Bristol Investment Fund, Ltd. and is the brother-in-law of Peter Victor Derycz. Mr. Kessler previously served as a member of our board of directors from August 18, 2014 through November 6, 2015.
(11)	12 West Capital Fund LP’s address is 90 Park Avenue, 41st Floor, New York, NY 10016. Includes shares underlying warrants to purchase 880,500 shares of common stock at an exercise price of $1.25 per share. Joel Ramin, the General Partner of 12 West Management LP, the investment manager of 12 West Capital Fund LP, exercises voting and investment power over the shares held by 12 West Capital Fund LP but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(12)	12 West Capital Offshore Fund LP’s address is 90 Park Avenue, 41st Floor, New York, NY 10016. Includes shares underlying warrants to purchase 619,500 shares of common stock at an exercise price of $1.25 per share. Joel Ramin, the General Partner of 12 West Management LP, the investment manager of 12 West Capital Offshore Fund LP, exercises voting and investment power over the shares held by 12 West Capital Offshore Fund LP but disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(13)	Wunderlich Securities, Inc.’s address is 6000 Poplar Avenue, Suite 150, Memphis, TN 38119. Consists of shares underlying warrants to purchase 45,000 shares of common stock at an exercise price of $1.25 per share. Gary Wunderlich exercises voting and investment power over the shares held by Wunderlich Securities, Inc. Wunderlich Securities, Inc. certified to us that such selling securityholder acquired the warrants, pursuant to which the shares being registered for resale by such selling securityholder are issuable, in the ordinary course of business and, at the time of such acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute the warrants or the shares of common stock issuable thereunder.
(14)	Includes shares underlying options to purchase 100,000 shares of common stock at an exercise price of $1.50 per share, options to purchase 100,000 shares of common stock at an exercise price of $1.00 per share, options to purchase 50,000 shares of common stock at an exercise price of $1.02 per share, options to purchase 100,000 shares of common stock at an exercise price of $1.30 per share, options to purchase 28,800 shares of common stock at an exercise price of $1.15 per share, and warrants to purchase 3,000 shares of common stock at an exercise price of $1.25 per share, and 223,989 shares of restricted stock. Certain of the shares held by Mr. Nissan constitute restricted stock. Mr. Nissan received the following restricted stock grants: 7,758 shares on May 20, 2013, 26,667 shares on September 6, 2013, 1,905 shares on November 22, 2013, 1,538 shares on January 28, 2014, 5,882 shares on May 19, 2014, and 42,750 shares on August 18, 2014, 17,140 shares on November 7, 2014, 25,000 shares on March 10, 2015, 18,625 on May 22, 2015, 24,000 shares on August 4, 2015, 12,857 shares on February 8, 2016, 21,570 shares on February 25, 2016, and 7,000 shares on May 24, 2016. The restricted stock vests over a three year period, with a one year cliff vesting period, and remains subject to forfeiture if vesting conditions are not met.

Changes in Control.

There are currently no arrangements which may result in a change of control of our company.

49

DESCRIPTION OF SECURITIES

General

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws as they will be in effect upon the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws.

General

As of September 20, 2016, our authorized capital stock consisted of:

•	100,000,000 shares of common stock, par value $0.001 per share; and

•	20,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

As of September 20, 2016, there were 23,887,723 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. All of our currently issued and outstanding shares of capital stock were validly issued, fully paid and non-assessable under the Nevada Revised Statute (“Nevada Law”).

Set forth below is a summary description of all of the material terms of our capital stock and convertible securities. This description is qualified in its entirety by reference to our articles of incorporation, bylaws and form of convertible securities, each of which is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our articles of incorporation. Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable. Our bylaws authorize the board of directors to declare dividends on our outstanding shares.

Preferred Stock

Our board of directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares. Our board of directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of those shares.  The rights of the holders of common stock will be subject to and may be affected adversely by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, the outstanding shares of common stock and make removal of our board of directors more difficult. No rights, preferences or privileges have yet been determined and no shares of preferred stock have been issued.

Outstanding Warrants

As of September 20, 2016, we had an aggregate of 1,985,000 common stock purchase warrants issued and outstanding with a weighted average exercise price of $1.25 per share.

Options

As of September 20, 2016, we had an aggregate of 2,723,193 common stock purchase options issued and outstanding with a weighted average exercise price of $1.16 per share. The options were issued pursuant to our 2007 Equity Compensation Plan, as amended.

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Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes and our bylaws could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of Nevada Law and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Nevada Anti-takeover Statutes

We may become subject to Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 -78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power. We may become subject to Nevada’s Control Share Acquisition Act if the company has 200 or more stockholders of record at least 100 of whom are residents of the State of Nevada and does business in the State of Nevada directly or through an affiliated corporation. Currently, we do not conduct business in the State of Nevada directly or through an affiliated corporation.

We are also subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Revised Statutes 78.411 -78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10 percent or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation’s management or policies.

Bylaws

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our Directors. Any bylaw provision adopted by the board of directors may be amended or repealed by the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of directors. Our bylaws also contain limitation as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of the company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 20,000,000 shares of preferred stock, none of which are currently designated or outstanding. However, our board of directors acting alone and without approval of our stockholders can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Nevada Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and bylaws do not currently provide for such a supermajority vote on any matters, our board of directors can amend our bylaws and we can, with the approval of our stockholders, amend our articles of incorporation to provide for such a super-majority voting provision.

51

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (718) 921-8360.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing of options on the shares;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

52

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Stubbs Alderton & Markiles, LLP, Sherman Oaks, California.

EXPERTS

The consolidated financial statements of Research Solutions, Inc. as of June 30, 2015 and 2014 appearing in this prospectus and registration statement have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1(800) SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.researchsolutions.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

53

RESEARCH SOLUTIONS, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Research Solutions, Inc. and Subsidiaries

Encino, California

We have audited the accompanying consolidated balance sheets of Research Solutions, Inc. (the “Company”) and Subsidiaries as of June 30, 2016 and 2015, and the related consolidated statements of operations and other comprehensive income (loss), stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Research Solutions, Inc. and Subsidiaries as of June 30, 2016 and 2015 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Weinberg and Company, P.A

Los Angeles, California

September 20, 2016

F-2

Research Solutions, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30,	June 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$6,076,875	$1,354,158
Accounts receivable, net of allowance of $52,084 and $69,731, respectively	5,761,860	5,162,184
Prepaid expenses and other current assets	164,610	70,195
Prepaid royalties	173,665	372,581
Total current assets	12,177,010	6,959,118

Other assets:
Property and equipment, net of accumulated depreciation of $642,051 and $585,410, respectively	82,207	83,238
Intangible assets, net of accumulated amortization of $546,679 and $513,605, respectively	104,848	-
Deposits and other assets	7,594	9,471
Total assets	$12,371,659	$7,051,827

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,690,768	$5,611,453
Deferred revenue	639,834	347,558
Total current liabilities	6,330,602	5,959,011

Commitments and contingencies

Stockholders’ equity:
Preferred stock; $0.001 par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized; 23,809,593 and 18,242,125 shares issued and outstanding, respectively	23,810	18,242
Additional paid-in capital	21,642,763	16,188,358
Accumulated deficit	(15,582,295)	(15,084,437)
Accumulated other comprehensive loss	(43,221)	(29,347)
Total stockholders’ equity	6,041,057	1,092,816
Total liabilities and stockholders’ equity	$12,371,659	$7,051,827

See notes to consolidated financial statements

F-3

Research Solutions, Inc. and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Income (Loss)

	Years Ended
	June 30,
	2016	2015

Revenue	$34,363,945	$31,900,143
Cost of revenue	27,863,280	25,723,942
Gross profit	6,500,665	6,176,201

Operating expenses:
Selling, general and administrative	6,830,522	6,495,834
Depreciation and amortization	90,846	174,819
Total operating expenses	6,921,368	6,670,653
Loss from operations	(420,703)	(494,452)

Other expenses:
Interest expense	(17,382)	(18,056)
Other income (expense)	(31,611)	1,215
Total other expenses	(48,993)	(16,841)

Loss from continuing operations before provision for income taxes	(469,696)	(511,293)
Provision for income taxes	(28,162)	(30,892)

Loss from continuing operations	(497,858)	(542,185)

Discontinued operations:
Loss from discontinued operations	-	(395,344)
Gain from deconsolidation of former French subsidiary	-	1,711,748
Income from discontinued operations	-	1,316,404

Net income (loss)	(497,858)	774,219

Other comprehensive income (loss):
Foreign currency translation	(13,874)	(10,764)
Comprehensive income (loss)	$(511,732)	$763,455

Basic income (loss) per common share:
Loss per share from continuing operations	$(0.03)	$(0.03)
Income (loss) per share from discontinued operations	$-	$0.07
Net income (loss) per share	$(0.03)	$0.04
Basic weighted average common shares outstanding	17,769,827	17,445,812

Diluted income (loss) per common share:
Loss per share from continuing operations	$(0.03)	$(0.03)
Income (loss) per share from discontinued operations	$-	$0.07
Net income (loss) per share	$(0.03)	$0.04
Diluted weighted average common shares outstanding	17,769,827	17,962,157

See notes to consolidated financial statements

F-4

Research Solutions, Inc. and Subsidiaries

Consolidated Statement of Stockholders' Equity

For the Years Ended June 30, 2016 and 2015

			Additional		Other	Total
	Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Capital	Deficit	Income	Equity

Balance, July 1, 2014	17,600,242	17,600	15,406,033	(15,858,656)	16,097	(418,926)

Fair value of vested stock options	-	-	488,437	-	-	488,437

Fair value of common stock issued for services	50,000	50	52,450	-	-	52,500

Fair value of vested restricted common stock	647,353	647	239,456			240,103

Repurchase of common stock	(55,470)	(55)	(51,650)	-	-	(51,705)

Modification cost of warrants issued to directors	-	-	53,632	-	-	53,632

Elimination of cumulative translation adjustment upon deconsolidation of former French subsidiary	-	-	-	-	(34,680)	(34,680)

Net loss	-	-	-	774,219	-	774,219

Foreign currency translation	-	-	-	-	(10,764)	(10,764)

Balance, June 30, 2015	18,242,125	18,242	16,188,358	(15,084,437)	(29,347)	1,092,816

Fair value of vested stock options	-	-	305,734	-	-	305,734

Common stock issued for cash	5,200,000	5,200	4,778,630	-	-	4,783,830

Fair value of vested restricted common stock	414,366	415	377,926			378,341

Repurchase of common stock	(46,898)	(47)	(37,700)	-	-	(37,747)

Modification cost of options issued to directors	-	-	29,815	-	-	29,815

Net loss	-	-	-	(497,858)	-	(497,858)

Foreign currency translation	-	-	-	-	(13,874)	(13,874)

Balance, June 30, 2016	23,809,593	$23,810	$21,642,763	$(15,582,295)	$(43,221)	$6,041,057

See notes to consolidated financial statements

F-5

Research Solutions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended
	June 30,
	2016	2015
Cash flow from operating activities:
Net income (loss)	$(497,858)	$774,219
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities of continuing operations:
Loss from discontinued operations	-	395,344
Gain from deconsolidation of former French subsidiary	-	(1,711,748)
Depreciation and amortization	90,846	174,819
Fair value of vested stock options	305,734	488,437
Fair value of common stock issued for services	-	52,500
Fair value of vested restricted common stock	378,341	240,103
Modification cost of warrants issued to directors	-	53,632
Modification cost of options issued to directors	29,815	-
Changes in operating assets and liabilities:
Accounts receivable	(599,676)	(894,950)
Prepaid expenses and other current assets	(94,415)	12,836
Prepaid royalties	198,916	180,108
Deposits and other assets	1,877	238
Accounts payable and accrued expenses	79,315	(138,241)
Deferred revenue	292,276	75,311
Net cash provided by (used in) operating activities from continuing operations	185,171	(297,392)
Net cash used in operating activities of discontinued operations	-	(34,503)
Net cash provided by (used in) operating activities	185,171	(331,895)

Cash flow from investing activities:
Purchase of property and equipment	(58,376)	(67,555)
Purchase of intangible assets	(137,922)	(27,666)
Net cash used in investing activities from continuing operations	(196,298)	(95,221)

Cash flow from financing activities:
Common stock issued for cash	4,783,830	-
Advance under line of credit	1,000,000	2,000,000
Payment under line of credit	(1,000,000)	(2,000,000)
Common stock repurchase and retirement	(37,747)	(51,705)
Net cash provided by (used in) financing activities of continuing operations	4,746,083	(51,705)
Net cash used in financing activities of discontinued operations	-	(67,515)
Net cash provided by (used in) financing activities	4,746,083	(119,220)

Effect of exchange rate changes	(12,239)	15,827
Net increase (decrease) in cash and cash equivalents	4,722,717	(530,509)
Cash and cash equivalents, beginning of period	1,354,158	1,884,667
Cash and cash equivalents, end of period	$6,076,875	$1,354,158

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$28,162	$30,892
Cash paid for interest	$17,382	$18,056

See notes to consolidated financial statements

F-6

RESEARCH SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended June 30, 2016 and 2015

Note 1. Organization, Nature of Business and Basis of Presentation

Organization

Research Solutions, Inc. (the “Company,” “Research Solutions,” “we,” “us” or “our”) was incorporated in the State of Nevada on November 2, 2006.  On March 4, 2013, we consummated a merger with DYSC Subsidiary Corporation, our wholly-owned subsidiary, pursuant to which we, in connection with such merger, amended our Articles of Incorporation to change our name to Research Solutions, Inc. (formerly Derycz Scientific, Inc.). Research Solutions, Inc. is a publicly traded holding company with two wholly owned subsidiaries: Reprints Desk, Inc., a Delaware corporation (“Reprints Desk”) and Reprints Desk Latin America S. de R.L. de C.V, an entity organized under the laws of Mexico (“Reprints Desk Latin America”).

On August 18, 2014, the Board of Directors of the Company authorized the immediate disposal of the Company’s former subsidiary Techniques Appliquées aux Arts Graphiques, S.p.A. (“TAAG”), an entity organized under the laws of France, at a reasonable price in relation to its current fair value, and in the event such sale was not consummated by September 10, 2014, that management proceed with an insolvency filing by TAAG under French law.  On September 15, 2014, the French Tribunal de Commerce appointed an Administrator for TAAG following a declaration of insolvency by our legal representative, and on October 6, 2014 TAAG entered into a judicial liquidation procedure. As a result, effective September 15, 2014, the Company relinquished control of TAAG to the Tribunal and TAAG ceased to be our subsidiary and was deconsolidated from our financial statements.

The Company derecognized the assets, liabilities and other comprehensive income of TAAG with a resulting non-cash gain on deconsolidation of $1,711,748 recorded on the consolidated statements of operations for the year ended June 30, 2015.  In addition, comparative information for prior periods have been restated to segregate the assets, liabilities, revenue, expenses, and cash flows related to TAAG as discontinued operations. The Company has determined based on discussions with French counsel that it is remote that the Company will be liable for the unsatisfied liabilities of TAAG as a result of the insolvency process in France, and as a result, the Company has eliminated any respective liability as of June 30, 2015.

Nature of Business

We provide a cloud based software-as-a-service (“SaaS”) research efficiency platform that allows on-demand access to scientific, technical, and medical (“STM”) information for life science companies, academic institutions, and other research-intensive organizations. We provide three service offerings to our customers: Article Galaxy SaaS Platforms, Article Galaxy Transactions, and Reprints and ePrints.

Article Galaxy SaaS Platforms

Article Galaxy is our cloud-based SaaS solution (“Article Galaxy”), which consists of proprietary software and Internet-based interfaces that allow customers to initiate orders, manage transactions, obtain reporting, automate authentication, improve seamless connectivity to corporate intranets, and enhance the information resources they already own, or have access to via subscriptions or internal libraries, as well as organize workgroups to collaborate around scientific information.

As a cloud-based SaaS solution, Article Galaxy is deployed as a single system across our entire customer base. Customers access Article Galaxy securely through online web interfaces and via web service APIs, which enable customers to leverage Article Galaxy features and functionality from within proprietary and other 3rd party software systems. Article Galaxy can also be configured to satisfy a customer’s individual preferences in areas such as user experience, business processes, and spend management. As a SaaS solution, Article Galaxy benefits from efficiencies in scalability, stability and development costs, resulting in significant advantages versus multiple instance or installed desktop software alternatives. We leverage these technical efficiencies to fuel rapid innovation and competitive advantage.

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Article Galaxy Transactions

Article Galaxy provides our customers with a single source to the universe of published STM content that includes over seventy million existing STM articles and over one million newly published STM articles each year. Article Galaxy allows customers to find and download in digital format STM articles that are critical to their research. In addition, Article Galaxy facilitates customers’ compliance with applicable copyright laws.

Researchers and regulatory personnel in life science and other research-intensive organizations generally require single copies of published STM journal articles for use in their research activities. They place orders with us for the articles they need and we source and electronically deliver the requested content to them generally in under an hour. This service is known in the industry as single article delivery or document delivery. We also obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. We have arrangements with numerous content publishers that allow us to distribute their content. The majority of these publishers provide us with electronic access to their content, which allows us to electronically deliver single articles to our customers often in a matter of minutes. Even though single article delivery services are charged on a transactional basis, customer order volume tends to be consistent from month to month in part due to consistent orders of larger customers that require the implementation of our services into their work flow, subject to fluctuations due to the addition or loss of customers.

Reprints and ePrints

Marketing departments in life science and other research-intensive organizations generally require large quantities of printed copies of published STM journal articles called “Reprints” that are distributed to physicians and at conferences. We obtain the necessary permissions from the content publisher so that our customer’s use complies with applicable copyright laws. The majority of content publishers print their content in-house and prohibit others from printing their content; however, when not prohibited by the content publisher, we use third parties to print Reprint orders. Electronic copies, called “ePrints”, are also used for distribution through the Internet and other electronic mechanisms. We have developed proprietary ePrint software that increases the efficiency of our customers’ content purchases by transitioning from paper Reprints to electronic ePrints, and by improving compliance with applicable copyright laws and promotional regulations within the life science industry. Reprints and ePrints are charged on a transactional basis and order volume typically fluctuates from month to month based on customer marketing budgets and the existence of STM journal articles that fit customer requirements.

Principles of Consolidation

The accompanying financial statements are consolidated and include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

These estimates and assumptions include estimates for reserves of uncollectible accounts, analysis of impairments of recorded intangibles, accruals for potential liabilities and assumptions made in valuing equity instruments issued for services or acquisitions.

Cash and cash equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with an original maturity of three months or less.

Fair value of financial instruments

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures, fair value is defined as the price at which an asset could be exchanged or a liability transferred in a transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or parameters are not available, valuation models are applied. A fair value hierarchy prioritizes the inputs used in measuring fair value into three broad levels as follows:

F-8

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs, other than the quoted prices in active markets, are observable either directly or indirectly.

Level 3 – Unobservable inputs based on the Company's assumptions.

The Company is required to use observable market data if such data is available without undue cost and effort. The Company has no fair value items required to be disclosed as of June 30, 2016 or 2015.

The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, accounts receivable and accounts payable, approximate their fair values because of the short maturity of these instruments.

Allowance for doubtful accounts

The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.  The Company established an allowance for doubtful accounts of $52,084 and $69,731 as of June 30, 2016 and 2015, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivable. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $250,000 insurance limit. The Company does not anticipate incurring any losses related to these credit risks. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and intends to maintain allowances for anticipated losses, as required.

Cash denominated in Euros with a US Dollar equivalent of $76,793 and $112,880 at June 30, 2016 and 2015, respectively, was held in accounts at financial institutions located in Europe.

There were no customers that accounted for greater than 10% of our revenue for the years ended June 30, 2016 and 2015.

The following table summarizes accounts receivable concentrations:

	As of June 30,
	2016	2015
Customer A	*	13%

The following table summarizes vendor concentrations:

	Year Ended June 30,
	2016	2015
Vendor A	16%	19%
Vendor B	12%	*
Vendor C	*	10%

* Less than 10%

F-9

Property and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 3 to 7 years. Leasehold improvements are amortized over the shorter of the useful lives of the related assets, or the lease term.  Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the consolidated statements of operations.

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the years ended June 30, 2016 and 2015, the Company did not recognize any impairments for its property and equipment.

Intangible Assets

Management performs impairment tests of indefinite-lived intangible assets at least annually, or whenever an event occurs or circumstances change that indicates impairment has more likely than not occurred.

The Company reviews intangible assets subject to amortization at least annually to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life.  If the carrying value of an asset exceeds its undiscounted cash flows, the Company writes down the carrying value of the intangible asset to its fair value in the period identified.  If the carrying value of assets is determined not to be recoverable, the Company records an impairment loss equal to the excess of the carrying value over the fair value of the assets.  The Company’s estimate of fair value is based on the best information available, in the absence of quoted market prices.  The Company generally calculates fair value as the present value of estimated future cash flows that the Company expects to generate from the asset using a discounted cash flow income approach as described above.  If the estimate of an intangible asset’s remaining useful life is changed, the Company amortizes the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.

As of June 30, 2016 and 2015, the Company determined that there were no indicators of impairment of its recorded intangible assets.

Deferred Revenue

Customer deposits and billings or payments received in advance of revenue recognition are recorded as deferred revenue.

Revenue Recognition

The Company’s policy is to recognize revenue when services have been performed, risk of loss and title to the product transfers to the customer, the selling price is fixed or determinable, and collectability is reasonably assured. We generate revenue by providing three service offerings to our customers: Article Galaxy SaaS Platforms, Article Galaxy Transactions, and Reprints and ePrints.

Article Galaxy SaaS Platforms

We charge a subscription fee that allows customers to access and utilize our Article Galaxy software-as-a-service (“SaaS”) platform. Revenue is recognized ratably over the term of the subscription agreement, which is typically one year, provided all other revenue recognition criteria have been met. Billings or payments received in advance of revenue recognition are recorded as deferred revenue.

Article Galaxy Transactions

We charge a transactional service fee for the electronic delivery of single articles, and a corresponding copyright fee for the permitted use of the content. This service is known in the industry as single article delivery or document delivery. We recognize revenue from single article delivery services upon delivery to the customer only when the selling price is fixed or determinable, and collectability is reasonably assured.

F-10

Reprints and ePrints

We charge a transactional fee for each Reprint or ePrint order and are responsible for printing and delivery of Reprint orders, and the electronic delivery and, in some cases, the electronic delivery mechanism of ePrint orders. The majority of content publishers print their content in-house and prohibit others from printing their content; however, when not prohibited by the content publisher, we use third parties to print Reprint orders. We recognize revenue from reprints and ePrints services upon shipment or electronic delivery to the customer only when the selling price is fixed or determinable, and collectability is reasonably assured.

Stock-Based Compensation

The Company periodically issues stock options, warrants and restricted stock to employees and non-employees for services, in capital raising transactions, and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic 718 of the FASB Accounting Standards Codification, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of stock option and warrant awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company's Statements of Operations. The Company estimates the fair value of restricted stock awards to employees and directors using the market price of the Company’s common stock on the date of grant, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company's Statements of Operations. The Company accounts for share-based payments to non-employees in accordance with Topic 505 of the FASB Accounting Standards Codification, whereby the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

Foreign Currency

The accompanying consolidated financial statements are presented in United States dollars, the functional currency of the Company. Capital accounts of foreign subsidiaries are translated into US Dollars from foreign currency at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rate as of the balance sheet date. Income and expenditures are translated at the average exchange rate of the period. Although the majority of our revenue and costs are in US dollars, the discontinued operations of our former French subsidiary are in Euros, and the costs of Reprints Desk Latin America are in Mexican Pesos. As a result, currency exchange fluctuations may impact our revenue and the costs of our operations. We currently do not engage in any currency hedging activities.

Gains and losses from foreign currency transactions, which result from a change in exchange rates between the functional currency and the currency in which a foreign currency transaction is denominated, are included in selling, general and administrative expenses and amounted to $5,287 and $98,122, for the years ended June 30, 2016 and 2015, respectively.

The following table summarizes the exchange rates used:

	Year Ended June 30,
	2016	2015
Period end Euro : US Dollar exchange rate	1.11	1.11
Average period Euro : US Dollar exchange rate	1.11	1.20

Period end Mexican Peso : US Dollar exchange rate	0.05	0.06
Average period Mexican Peso : US Dollar exchange rate	0.06	0.07

F-11

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period, excluding unvested restricted common stock. Shares of restricted stock are included in the basic weighted average number of common shares outstanding from the time they vest. Diluted earnings per share is computed by dividing the net income applicable to common stock holders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Shares of restricted stock are included in the diluted weighted average number of common shares outstanding from the date they are granted. Potential common shares are excluded from the computation when their effect is antidilutive. At June 30, 2016 potentially dilutive securities include options to acquire 2,717,193 shares of common stock and warrants to acquire 1,990,000 shares of common stock.  At June 30, 2015 potentially dilutive securities include options to acquire 2,466,836 shares of common stock and warrants to acquire 305,000 shares of common stock. The dilutive effect of potentially dilutive securities is reflected in diluted net income per share if the exercise prices were lower than the average fair market value of common shares during the reporting period.

Basic and diluted net loss per common share is the same for the year ended June 30, 2016 because all stock options, warrants, and unvested restricted common stock are anti-dilutive. For the year ended June 30, 2015, the calculation of diluted earnings per share includes stock options, warrants, and unvested restricted common stock, calculated under the treasury stock method.

The calculation of basic and diluted net income (loss) per share is presented below:

	Year Ended June 30,
	2016	2015
Numerator:
Loss from continuing operations	$(497,858)	$(542,185)
Income (loss) from discontinued operations	-	1,316,404
Net income (loss)	$(497,858)	$774,219

Denominator:
Weighted average shares outstanding (basic)	17,769,827	17,445,812
Effect of dilutive unvested restricted common stock	-	507,915
Effect of dilutive stock options and warrants	-	8,430
Weighted average shares outstanding (diluted)	17,769,827	17,962,157

Income (loss) per share from continuing operations:
Basic	$(0.03)	$(0.03)
Diluted	$(0.03)	$(0.03)

Income (loss) per share from discontinued operations:
Basic	$-	$0.07
Diluted	$-	$0.07

Net income (loss) per share:
Basic	$(0.03)	$0.04
Diluted	$(0.03)	$0.04

Income taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-12

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction- and industry-specific revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Management is currently assessing the impact the adoption of ASU 2014-09 and has not determined the effect of the standard on our ongoing financial reporting.

In April 2015, the FASB issued ASU No. 2015-5, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-4) which provides guidance regarding whether a cloud computing arrangement includes a software license.   If a cloud computing arrangement includes a software license, then the entity should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the entity should account for the arrangement as a service contract. The guidance will not change GAAP for an entity’s accounting for service contracts. This pronouncement is effective for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2015.  Early adoption is permitted.  The Company is currently evaluating the impact of the adoption of ASU 2015-03 on the Company’s financial statements and disclosures.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the expected impact that the standard could have on its financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

Reclassification

The Company has reclassified $272,247 of customer deposits previously included in accounts receivable on June 30, 2015, to deferred revenue to conform to the June 30, 2016 presentation.

F-13

Note 3. Property and Equipment

Property and equipment consists of the following as of June 30, 2016 and 2015:

	June 30, 2016	June 30, 2015
Computer equipment	$428,657	$380,676
Software	258,924	249,861
Furniture and fixtures	36,677	38,111
Total	724,258	668,648
Less accumulated depreciation	(642,051)	(585,410)
Net, Property and equipment	$82,207	$83,238

Depreciation expense for the years ended June 30, 2016 and 2015 was $57,772 and $91,919, respectively.

Note 4. Intangible Assets

Intangible assets consist of customer lists, which are amortized over an estimated useful life of two years. As of June 30, 2016 and 2015, the Company determined that there were no indicators of impairment of its recorded intangible assets.

Intangible assets consist of the following as of June 30, 2016 and 2015:

	June 30, 2016	June 30, 2015
Customer lists	$635,102	$497,180
Intellectual property licenses	16,425	16,425
Total	651,527	513,605
Less accumulated amortization	(546,679)	(513,605)
Net, Intangible assets	$104,848	$-

Amortization expense for the years ended June 30, 2016 and 2015 was $33,074 and $82,900, respectively.

Note 5. Line of Credit

The Company entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”) on July 23, 2010, which, as amended, provides for a revolving line of credit for the lesser of $4,000,000, or 80% of eligible accounts receivable. The line of credit matures on October 31, 2017, and is subject to certain financial and performance covenants with which we were in compliance as of June 30, 2016. Financial covenants include maintaining a ratio of quick assets to current liabilities of at least 0.8 to 1.0, and maintaining tangible net worth of $600,000, plus 50% of net income for the fiscal quarter ended from and after December 31, 2015, plus 50% of the dollar value of equity issuances after October 1, 2015 and the principal amount of subordinated debt. The line of credit bears interest at the prime rate plus 2.25% for periods in which we maintain an account balance with SVB (less all indebtedness owed to SVB) of at least $800,000 at all times during the prior calendar month (the “Streamline Period”), and at the prime rate plus 5.25% when a Streamline Period is not in effect. The interest rate on the line of credit was 5.75% as of June 30, 2016. The line of credit is secured by the Company’s consolidated assets.

There were no outstanding borrowings under the line as of June 30, 2016 and June 30, 2015, respectively.  As of June 30, 2016 and June 30, 2015, approximately $3,390,000 and $2,182,000, respectively, of available credit was unused.

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Note 6. Stockholders’ Equity

Stock Options

In December 2007, we established the 2007 Equity Compensation Plan (the “Plan”). The Plan was approved by our board of directors and stockholders. The purpose of the Plan is to grant stock and options to purchase our common stock to our employees, directors and key consultants. On November 21, 2014, the maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan (including issuance of restricted common stock) increased from 3,000,000 to 5,000,000, as approved by our board of directors and stockholders. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. There were 843,786 shares available for grant under the Plan as of June 30, 2016. All stock option grants are made under the 2007 Equity Compensation Plan.

The majority of awards issued under the Plan vest immediately or over three years, with a one year cliff vesting period, and have a term of ten years. Stock-based compensation cost is measured at the grant date, based on the fair value of the awards that are ultimately expected to vest, and recognized on a straight-line basis over the requisite service period, which is generally the vesting period.

The following table summarizes vested and unvested stock option activity:

	All Options		Vested Options		Unvested Options
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at July 1, 2014	1,888,851	$1.27	1,526,130	$1.21	362,721	$1.53
Granted	577,985	1.04	495,000	1.07	82,985	0.86
Options vesting	-	-	235,124	1.51	(235,124)	1.51
Exercised	-	-	-	-	-	-
Forfeited/Cancelled	-	-	-	-	-	-
Outstanding at June 30, 2015	2,466,836	1.22	2,256,254	1.21	210,582	1.29
Granted	520,982	0.83	299,750	0.77	221,232	0.68
Options vesting	-	-	226,798	0.87	(226,798)	0.87
Exercised	-	-	-	-	-	-
Forfeited/Cancelled	(270,625)	1.04	(265,469)	1.03	(5,156)	1.80
Outstanding at June 30, 2016	2,717,193	$1.16	2,517,333	$1.17	199,860	$1.06

The following table presents the assumptions used to estimate the fair values based upon a Black-Scholes option pricing model of the stock options granted during the years ended June 30, 2016 and 2015.

	Years Ended June 30,
	2016	2015
Expected dividend yield	0%	0%
Risk-free interest rate	1.17% - 1.87%	1.54% - 1.86%
Expected life (in years)	5 - 6	5 - 6
Expected volatility	80% - 84%	80% - 89%

The weighted average remaining contractual life of all options outstanding as of June 30, 2016 was 5.98 years. The remaining contractual life for options vested and exercisable at June 30, 2016 was 5.72 years. Furthermore, the aggregate intrinsic value of options outstanding as of June 30, 2016 was $172,767, and the aggregate intrinsic value of options vested and exercisable at June 30, 2016 was $157,649, in each case based on the fair value of the Company’s common stock on June 30, 2016.

F-15

During the year ended June 30, 2016, the Company granted 520,982 options to employees and directors with a fair value of $256,256.  The fair value was calculated using a Black-Scholes option pricing model with the following assumptions: (i) volatility rate of between 80% and 84%, (ii) discount rate between 1.17% and 1.87%, (iii) zero expected dividend yield, and (iv) expected term between 5 and 6 years based upon the average of the term of the option and the vesting period. The total fair value of options that vested during the year ended June 30, 2016 was $305,734 and is included in selling, general and administrative expenses in the accompanying statement of operations.  As of June 30, 2016, the amount of unvested compensation related to these options was $111,744 which will be recorded as an expense in future periods as the options vest.

On December 4, 2015, options originally issued to former directors to purchase an aggregate of 250,000 shares of the Company’s common stock were modified to extend the exercise period from three months to two years.  Stock-based compensation cost of $29,815 was recorded during the year ended June 30, 2016 as a result of the modification.

Additional information regarding stock options outstanding and exercisable as of June 30, 2016 is as follows:

Option Exercise Price	Options Outstanding	Remaining Contractual Life (in years)	Options Exercisable
$0.59	8,150	9.66	-
0.60	5,000	9.62	-
0.65	6,150	8.36	3,588
0.70	225,000	9.44	225,000
0.77	59,500	8.14	44,667
0.80	16,000	9.15	16,000
0.90	25,667	9.10	15,000
1.00	370,890	2.72	358,942
1.02	287,000	4.08	287,000
1.05	108,445	8.90	103,519
1.07	53,898	6.30	53,898
1.09	166,165	9.90	43,750
1.10	255,000	9.01	255,000
1.15	228,000	6.61	228,000
1.20	31,414	7.89	23,561
1.25	32,000	6.63	32,000
1.30	263,000	4.68	263,000
1.50	380,000	1.56	380,000
1.75	1,067	7.58	800
1.80	169,425	7.23	158,423
1.85	24,000	6.89	24,000
1.97	1,422	7.40	1,185
Total	2,717,193		2,517,333

F-16

Warrants

The following table summarizes warrant activity:

	Number of Warrants	Weighted Average Exercise Price
Outstanding, June 30, 2014	904,998	$1.73
Granted	-	-
Exercised	-	-
Expired/Cancelled	(599,998)	1.26
Outstanding, June 30, 2015	305,000	1.26
Granted	1,785,000	1.25
Exercised	-	-
Expired/Cancelled	(100,000)	1.22
Outstanding, June 30, 2016	1,990,000	$1.25
Exercisable, June 30, 2015	305,000	$1.26
Exercisable, June 30, 2016	1,990,000	$1.25

There was no intrinsic value for all warrants outstanding as of June 30, 2016, based on the fair value of the Company’s common stock on June 30, 2016.

On May 22, 2015, warrants originally issued to directors on November 5, 2010 to purchase an aggregate of 150,000 shares of the Company’s common stock were modified to extend the term from five years to ten years. Stock-based compensation cost of $53,632 was recorded during the year ended June 30, 2015 as a result of the modification.

Additional information regarding warrants outstanding and exercisable as of June 30, 2016 is as follows:

Warrant Exercise Price	Warrants Outstanding	Remaining Contractual Life (in years)	Warrants Exercisable
$1.19	100,000	5.48	100,000
1.25	1,885,000	4.95	1,885,000
3.50	2,500	-	2,500
4.00	2,500	-	2,500
Total	1,990,000		1,990,000

Restricted Common Stock

Prior to July 1, 2015, the Company issued 889,321 shares of restricted common stock to employees valued at $971,897, of which $405,504 had been recognized as an expense.

During the year ended June 30, 2016, the Company issued an additional 414,366 shares of restricted stock to employees. These shares vest over a three year period, with a one year cliff vesting period, and remain subject to forfeiture if vesting conditions are not met. The aggregate fair value of the stock awards was $314,577 based on the market price of our common stock ranging from $0.59 to $1.09 per share on the date of grant, which will be amortized over the three-year vesting period. Restricted common stock grants are made under the 2007 Equity Compensation Plan.

F-17

The total fair value of restricted common stock vested during the year ended June 30, 2016 was $378,341 and is included in selling, general and administrative expenses in the accompanying statements of operations. As of June 30, 2016, the amount of unvested compensation related to issuances of restricted common stock was $502,990, which will be recognized as an expense in future periods as the shares vest. When calculating basic net income (loss) per share, these shares are included in weighted average common shares outstanding from the time they vest. When calculating diluted net income per share, these shares are included in weighted average common shares outstanding as of their grant date.

The following table summarizes restricted common stock activity:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested, June 30, 2014	227,827	1.72
Granted	647,353	0.86
Vested	(138,433)	1.75
Forfeited	-	-
Non-vested, June 30, 2015	736,747	0.96
Granted	414,366	0.76
Vested	(444,471)	0.99
Forfeited	-	-
Non-vested, June 30, 2016	706,642	$0.82

Issuance of Common Stock

On May 22, 2015, the Company issued 50,000 shares of common stock valued at $52,500 to directors for services rendered.

On June 23, 2016, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an institutional investor, each member of our board of directors and certain of our executive officers (collectively, the “Investors”) pursuant to which we sold to the Investors, on June 24, 2016, an aggregate of 5,200,000 units (the “Units”) at $1.00 per Unit (the “Purchase Price”) for gross proceeds of $5,200,000. Each Unit consists of one share of our common stock (the “Shares”), and one warrant having a term of five years to purchase three-tenths of one share of our common stock at an exercise price of $1.25 per share (the “Warrants”). Net proceeds to the Company was $4,783,830 after payment of broker fees and other direct costs of the offering.

In connection with the financing we entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”) on June 24, 2016, pursuant to which we agreed to register for resale by the Investors the Shares, the shares of common stock issuable upon exercise of the Warrants and the shares of common stock issuable upon exercise of the Placement Agent Warrants (as defined below). We committed to file the registration statement no later than July 24, 2016 and to cause the registration statement to become effective no later than October 22, 2016. The Registration Rights Agreement provides for liquidated damages upon the occurrence of certain events, including our failure to file the registration statement on or before July 24, 2016 or cause it to become effective on or before October 22, 2016. The amount of liquidated damages payable to an Investor would be 1.0% of the aggregate amount invested by such Investor for each 30-day period, or pro rata portion thereof, during which the default continues, up to a maximum amount of 10% of the aggregate amount invested by such Investor. On July 22, 2016, we filed a registration statement with the SEC pursuant to the Registration Rights Agreement, but the registration statement has yet to be declared effective.

Common Stock Repurchase and Retirement

On November 7, 2014 the Company’s Board of Directors authorized the repurchase of up to $250,000 of the Company’s outstanding shares of common stock. During the year ended June 30, 2016, there were no repurchases of shares of common stock under the repurchase program. As of December 31, 2015, the authorization to repurchase the Company’s outstanding common stock had expired.

During the year ended June 30, 2016, there were no repurchases of shares of common stock under the repurchase program. As of December 31, 2015, the authorization to repurchase the Company’s outstanding common stock has expired. In addition, during the year ended June 30, 2016, the Company repurchased 46,898 shares of common stock from employees at an average market price of approximately $0.80 per share for an aggregate amount of $37,747.

F-18

During the year ended June 30, 2015, we repurchased 53,300 shares of our common stock under the repurchase program at an average price of approximately $0.93 per share for an aggregate amount of approximately $49,482.

Shares repurchased are retired and deducted from common stock for par value and from additional paid in capital for the excess over par value. Direct costs incurred to acquire the shares are included in the total cost of the shares. Purchases may be made from time to time in open market or privately negotiated transactions as determined by the Company’s management. The actual timing, number and value of shares repurchased will be determined by the Company’s management at its discretion, and will depend on management's evaluation of market conditions and other factors. The Company has no obligation to repurchase any shares under this authorization, and the repurchase program may be suspended, discontinued or modified at any time, for any reason and without notice.

Note 7. Contingencies and Commitments

Operating Leases for Facilities

The Company leases executive offices in Encino, California in accordance with the terms of a non-cancelable operating lease agreement. The lease requires monthly payments of approximately $5,400 through April 30, 2017, and is being accounted for by the Company on a straight-line basis over the term of the lease.

The Company rents on a month to month basis approximately 280 square meters of office space in Monterrey, Mexico, for approximately $1,100 (20,000 Mexican Pesos) per month.

Rent expense, including real estate taxes, for the years ended June 30, 2016 and 2015 was $78,469 and $73,617, respectively.

Annual future minimum lease payments under operating leases for facilities, net of sublease income, and capital leases for equipment as of June 30, 2016 are as follows:

Fiscal Year Ending June 30,	Operating Leases for Facilities
2017	$54,274
Total minimum lease payments	$54,274

Legal Proceedings

The Company is involved in legal proceedings in the ordinary course of its business. Although management of the Company cannot predict the ultimate outcome of these legal proceedings with certainty, it believes that the ultimate resolution of the Company’s legal proceedings, including any amounts it may be required to pay, will not have a material effect on the Company’s consolidated financial statements.

F-19

Note 8. Income Taxes

The provision for income taxes consists of the following for the years ended June 30, 2016 and 2015:

	Years Ended June 30,
	2016	2015
Current
Federal	$-	$-
State	3,796	4,892
Foreign (Mexico)	24,366	26,000
Deferred
Federal	-	-
Foreign	-	-
State	-	-
Provision for income tax expense	$28,162	$30,892

During the year ended June 30, 2016, the Company recorded a provision for income tax expense of $28,162 which consisted of $3,796 in state income tax payments and $24,366 in foreign (Mexico) income tax payments. During the year ended June 30, 2015, the Company recorded a provision for income tax expense of $30,892 which consisted of $4,892 in state income tax payments and $26,000 in foreign (Mexico) income tax payments.

The reconciliation of the effective income tax rate to the federal statutory rate is as follows:

	Years Ended June 30,
	2016	2015
Federal income tax rate	34.0%	34.0%
State tax, net of federal benefit	(5.0)%	(5.0)%
Permanent differences	(5.6)%	167.1%
Effect of reversal of deferred tax liability	-%	-%
Change in valuation allowance	(29.6)%	(200.1)%
Other	-%	-%
Effective income tax rate	(6.2)%	(4.0)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at June 30, 2016 and 2015 are as follows:

	June 30, 2016	June 30, 2015
Deferred tax assets:
Federal net operating loss carryforward	$2,016,304	$2,482,321
State net operating loss carryforward	415,279	536,444
Intangibles amortization	243,929	239,483
Stock based compensation	1,378,602	1,135,879
Other	200,602	166,602
Total deferred tax assets	4,254,716	4,560,729
Deferred tax liability
Intangible Assets	-	-
Fixed asset depreciation	48,252	42,211
Net deferred tax assets	4,302,968	4,602,940
Less valuation allowance	(4,302,968)	(4,602,940)
	$-	$-

F-20

The Company has provided a valuation allowance on the deferred tax assets at June 30, 2016 and 2015 to reduce such asset to zero, since there is no assurance that the Company will generate future taxable income to utilize such asset. Management will review this valuation allowance requirement periodically and make adjustments as warranted.  The net change in the valuation allowance for the year ended June 30, 2016 was a decrease of $299,972.

At June 30, 2016 and 2015, the Company had federal net operating loss (“NOL”) carryforwards of approximately $8,716,000 and $10,086,000, respectively, and state NOL carryforwards of approximately $4,862,000 and $6,232,000, respectively. Federal NOLs could, if unused, expire in 2030. State NOLs, if unused, could expire in 2020.

Effective January 1, 2007, the Company adopted FASB guidelines that address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. This guidance also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of June 30, 2016 and 2015, the Company did not have a liability for unrecognized tax benefits, and no adjustment was required at adoption.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for tax years after 2010.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of June 30, 2016 and 2015, the Company has no accrued interest or penalties related to uncertain tax positions. Additionally, tax years 2010 through 2015 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Note 9. Deconsolidation of Former French Subsidiary (TAAG)

On August 18, 2014 the Board of Directors of the Company authorized management to commit to a plan to sell TAAG. The Company concluded that TAAG’s printing operations in the major geographical area of France were not aligned with the Company’s long term strategy. Accordingly, the operations of TAAG were classified as discontinued operations and comparative information for prior periods has been restated to segregate the assets, liabilities, revenue, expenses, and cash flows related to TAAG as discontinued operations. Further, the Board of Directors of the Company authorized the disposal of TAAG at a reasonable price in relation to its current fair value, and in the event such sale was not consummated by September 10, 2014, that management proceed with an insolvency filing by TAAG under French law. On September 15, 2014, the French Tribunal de Commerce appointed an Administrator for TAAG following a declaration of insolvency by our legal representative, and on October 6, 2014 TAAG entered into a judicial liquidation procedure. As a result, effective September 15, 2014, the Company relinquished control of TAAG to the Tribunal and TAAG ceased to be our subsidiary and was deconsolidated from our financial statements.

The Company deconsolidated the assets, liabilities and other comprehensive income of TAAG with a resulting non-cash gain on deconsolidation of $1,711,748 recorded on the consolidated statements of operations for the year ended June 30, 2015. The gain from deconsolidation of former French subsidiary consists of the following:

Description	Amount
Current assets	$(1,239,713)
Property and equipment, net	(359,677)
Noncurrent assets	(499,070)
Current liabilities	3,606,310
Long term liabilities	95,051
Accumulated other comprehensive income	108,847
Total	$1,711,748

F-21

In addition, comparative information for prior periods have been restated to segregate the assets, liabilities, revenue, expenses, and cash flows related to TAAG as discontinued operations. The Company has determined based on discussions with French counsel that it is remote that the Company will be liable for the unsatisfied liabilities of TAAG as a result of the insolvency process in France, and as a result, the Company has eliminated any respective liability as of June 30, 2015.

Revenue and expenses from discontinued operations were as follows:

Year Ended
June 30,
2015

Revenue	$1,164,314
Cost of revenue	849,174
Gross profit	315,140

Operating expenses:
Selling, general and administrative	660,500
Depreciation and amortization	44,027
Total operating expenses	704,527
Loss from discontinued operations before other income (expenses)	(389,387)

Other income (expenses):
Interest expense	(5,957)

Loss from discontinued operations	$(395,344)

Note 10. Subsequent Events

Restricted Common Stock

On August 23, 2016, the Company issued 103,638 shares of restricted stock to employees. These shares vest over a three year period, with a one year cliff vesting period, and remain subject to forfeiture if vesting conditions are not met. The aggregate value of the stock award was $100,527 based on the market price of our common stock of $0.97 per share on the date of grant, which will be amortized over the three-year vesting period.

F-22